S Filed Pursuant to Rule 424(b)(1)

                                      Registration No. 333-126774

PROSPECTUS

M-Systems Finance Inc.

$75,000,000

1.0% Convertible Senior Notes due 2035

Payment of all principal, interest and additional amounts, if any, payable on the convertible notes is unconditionally guaranteed by and convertible into ordinary shares of M-Systems Flash Disk Pioneers Ltd.

M-Systems Flash Disk Pioneers Ltd.

2,634,960 ordinary shares issuable upon conversion of the convertible notes

In March 2005, M-Systems Finance Inc. ("M-Systems Finance") issued and sold $75,000,000 aggregate principal amount of 1.0% Convertible Senior Notes due 2035 in a private placement to initial purchasers. The initial purchasers resold the convertible notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.  Selling securityholders may use this prospectus to resell the convertible notes and ordinary shares of M-Systems Flash Disk Pioneers Ltd. ("M-Systems") issuable upon conversion of the convertible notes.

For a more detailed description of the convertible notes, see "Description of the Convertible Notes and the Guarantee" beginning on page 37.

The ordinary shares of M-Systems are traded on the Nasdaq National Market under the symbol "FLSH". On October 26, 2005, the last reported sale price for our ordinary shares on the Nasdaq National Market was $32.02 per share.

Since their initial issuance, the convertible notes have been eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages Market, commonly referred to as the PORTALSM Market.  However, the convertible notes sold using this prospectus will no longer be eligible for trading in the PORTALSM Market.  We do not intend to list the convertible notes on any other automated interdealer quotation system or any securities exchange.

M-Systems and M-Systems Finance will not receive any proceeds from the resale of the convertible notes or ordinary shares issuable upon conversion of the convertible notes. The selling security holders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions.  We are responsible for the payment of other expenses incident to the registration of the securities.

See "Risk Factors" beginning on page 8 to read about factors you should consider before investing in the convertible notes or our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2005.

__1__

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

__2__

SUMMARY

You should read the following summary together with the more detailed information regarding our company and the convertible notes offered hereby, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. In this document, unless specified otherwise, "we", "us", "our" refer to M-Systems Flash Disk Pioneers Ltd. and its subsidiaries.

Our Business

We design, develop and market innovative flash data storage solutions for digital consumer electronics markets. We primarily target two digital consumer electronics markets: the universal serial bus ("USB") flash drive market with our DiskOnKey product, and the multimedia mobile handset market with our Mobile DiskOnChip products. We also sell data storage products to the embedded systems market, including for digital set-top boxes and thin client computers. We have recently enjoyed significant revenue growth, growing from revenues of $130.1 million in 2003 to revenues of $347.6 million in 2004, an increase of 167%.

We pioneered the USB flash drive concept with our DiskOnKey product, a personal, portable, thumb-sized flash disk drive for the storage and transfer of digital data files, including audio and video files and pictures, between PCs, laptops and other USB-enabled devices. Our DiskOnKey is available in a range of capacities, from 64 megabytes to 2 gigabytes of memory. Due to the high capacity, ease of use and portability of USB flash drives, consumers are increasingly using USB flash drives for personal data storage. We sell our DiskOnKey through leading international consumer electronics companies, such as IBM, I-O Data, Kingston, Memorex and Verbatim, leveraging their market position and brand strength to achieve wide market penetration. Our revenues from the USB flash drive market have grown from $79.4 million in 2003 to $228.2 million in 2004.

We target the multimedia mobile handset market with our Mobile DiskOnChip products, a set of reliable, high-capacity, high performance and cost-effective embedded memory solutions for data and code storage. As mobile handset manufacturers increasingly design handsets with embedded digital cameras and personal digital assistant ("PDA") and MP3 functionality, there is an increasing demand for embedded memory in mobile handsets with greater storage capacity and higher read/write speeds. Leveraging our expertise in the management and optimization of flash memory, we have developed our Mobile DiskOnChip products to respond to this increasing demand by providing a high capacity flash memory solution for multimedia mobile handsets, enabling high reliability, high speed and low power consumption. Our Mobile DiskOnChip has been designed into many multimedia mobile handsets, including handsets produced by leading handset manufacturers such as LG, Motorola, Samsung and Sony Ericsson, as well as into PDAs produced by leading PDA manufacturers such as Hewlett Packard and PalmOne. Our revenues from the multimedia mobile handset market have grown from $17.4 million in 2003 to $69.8 million in 2004.

We also sell flash data storage products to the embedded systems market, including for digital set-top boxes and thin client computers. Our DiskOnChip for embedded systems provides the functionality of a mechanical hard drive on a solid-state silicon chip. Our FFD (Fast Flash Disk) products provide a rugged solid state flash disk product for embedded systems applications that require reliable and high performance data storage. Our revenues from the embedded systems market have grown from $30.7 million in 2003 to $46.7 million in 2004.

In addition to our existing product lines, we announced in October 2004 plans to introduce our MegaSIM card module, a high capacity data storage solution designed for universal subscriber identification modules, or SIM cards, that are used in mobile handsets for GSM and WCDMA cellular networks.  Our MegaSIM module is designed to enable the integration in a SIM card of secure, high capacity flash-based storage, with densities ranging between 16 to 256 megabytes, combining the functionality of a standard SIM card with high capacity memory. MegaSIM is designed to provide cellular network operators secure SIM cards with embedded high capacity data storage, enabling them to offer their subscribers a variety of advanced mobile services, such as MP3 and video downloading and picture storage. We currently anticipate commercial availability of our initial MegaSIM module in the first half of 2006. We cannot assure you that we will meet our product introduction schedule for MegaSIM, or that our MegaSIM module will be commercially successful when introduced.

__3__

We source the flash memory components used in our products from Toshiba Corporation, Samsung Electronics Co., Ltd. and Hynix Semiconductor Inc., each of whom has committed to provide us with a specified portion of flash products manufactured at its facility. We believe that these capacity commitments will satisfy a substantial portion of our anticipated near-term flash memory component needs.

Corporate Information

M-Systems Flash Disk Pioneers Ltd.

We are a company organized under the laws of the State of Israel. We commenced operations in 1989. Our principal offices are located at 7 Atir Yeda St., Kfar-Saba 44425, Israel and our telephone number is (972) 9-764-5000. Our website address is www.m-systems.com. The information contained on, or linked from, our website does not form a part of this prospectus.

M-Systems Finance Inc.

M-Systems Finance is a Cayman Islands exempted company limited by shares which M-Systems formed in March 2005 in connection with the offering of the convertible notes. It is a wholly owned subsidiary of M-Systems Flash Disk Pioneers Ltd. and has no assets or operations other than in connection with the convertible notes. M-Systems Finance's address is M-Systems Finance Inc., c/o M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and its telephone number is 1-345-949-8066.

__4__

The Offering

Issuer.......................................................................	M-Systems Finance Inc., a wholly owned subsidiary of M-Systems Flash Disk Pioneers Ltd.
Securities Offered..................................................

$75,000,000 in aggregate principal amount of 1.0% Convertible Senior Notes due March 15, 2035 and 2,634,960 ordinary shares of M-Systems issuable upon conversion of the convertible notes (based upon the initial conversion rate, which is subject to adjustment, as described under "Conversion Rate Adjustments" below).

Description of the Guarantee...............................

M-Systems will irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption or by acceleration or otherwise, of the principal of, and interest and additional amounts, if any, on, the convertible notes.

See "Description of the Convertible Notes and the Guarantee - Description of the Guarantee."
Ranking...................................................................

The convertible notes are unsecured senior obligations of M-Systems Finance and are equal in right of payment with all of M-Systems Finance's unsubordinated indebtedness and senior in right of payment to all of M-Systems Finance's subordinated indebtedness. The convertible notes and the guarantee are effectively subordinated to any secured indebtedness of M-Systems to the extent of the value of the assets which secure such indebtedness.

See "Description of the Convertible Notes and the Guarantee - Ranking."
Maturity..................................................................	March 15, 2035, unless earlier redeemed, repurchased or converted.
Interest Payment Dates........................................	Interest shall be payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2005.
Conversion by Holders........................................

Holders may convert the convertible notes, unless previously redeemed or repurchased, into M-Systems ordinary shares at an initial conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes, subject to adjustment.

Conversion Rate Adjustments............................

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, but will not be adjusted for accrued and unpaid interest. You will not receive any cash payment representing accrued and unpaid interest upon conversion of a convertible note.

See "Description of the Convertible Notes and the Guarantee - Conversion Rate Adjustments," ``Description of the Convertible Notes and the Guarantee - Adjustment to Conversion Rate upon Certain Fundamental Changes`` and ``Description of the Convertible Notes and the Guarantee - Conversion After a Public Acquirer Change of Control.``

__5__

Provisional Redemption.......................................

Beginning on March 15, 2008 and prior to March 15, 2010, M-Systems Finance may redeem for cash the convertible notes in whole or in part at any time at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date, if the last reported sale price of M-Systems ordinary shares has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

See ``Description of the Convertible Notes and the Guarantee - Provisional Redemption.``
Optional Redemption............................................

M-Systems Finance may redeem the convertible notes, in whole or in part, at any time on or after March 15, 2010, at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption.

See "Description of the Convertible Notes and the Guarantee - Optional Redemption."
Purchase of Convertible Notes by Us at the Option of the Holder......................................................................

Holders have the right to require M-Systems Finance to purchase all or a portion of their convertible notes on March 15, 2010, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030. The purchase price payable will be equal to 100% of the principal amount of the convertible notes to be purchased, plus accrued and unpaid interest, if any, to but excluding the purchase date.

See "Description of the Convertible Notes and the Guarantee - Purchase of Convertible Notes by Us at the Option of the Holder."
Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change ..............................

If a fundamental change occurs (as defined under "Description of the Convertible Notes and the Guarantee - Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change"), each holder of convertible notes will have the right to require M-Systems Finance to purchase some or all of that holder's convertible notes not previously called for redemption, at a purchase price equal to 100% of the principal amount of the convertible notes to be purchased, plus accrued and unpaid interest, if any, to but excluding the purchase date.

Form, Denomination and Registration...............

The convertible notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

The convertible notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee.

See "Description of the Convertible Notes and the Guarantee - Form, Denomination and Registration."

__6__

Registration Rights...............................................

We have agreed to file with the SEC a shelf registration statement covering the guarantee, the resales by holders of convertible notes and the ordinary shares issuable upon conversion of the convertible notes. If the registration statement is not filed or has not become effective within the time periods set forth in this prospectus, M-Systems Finance will be required to pay additional amounts to holders of the convertible notes.

See "Description of the Convertible Notes and the Guarantee - Registration Rights."
Sinking fund...........................................................	None.
Use of Proceeds.....................................................	We will not receive any proceeds from the sale by any selling securityholder of the convertible notes or the ordinary shares issuable upon their conversion.
Trading....................................................................

We do not intend to list the convertible notes on any national securities exchange. Although the notes issued in the initial private placement are eligible for trading in the PORTALSM Market, the notes sold using this prospectus will no longer be eligible for trading in the PORTALSM Market. There is currently no public market for the convertible notes.

Nasdaq Symbol for M-Systems ordinary shares	M-Systems ordinary shares are traded on the Nasdaq National Market under the symbol "FLSH".
Risk Factors............................................................	See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the convertible notes.

__7__

RISK FACTORS

You should carefully consider the risks described below and in the other sections of, and the documents we have incorporated by reference into, this prospectus before making an investment decision. The risks described below and in the documents we have incorporated by reference into this prospectus are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. Our ability to make payments on the convertible notes might be impaired by, and the trading price of the convertible notes and our ordinary shares could decline due to, any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND PRODUCTS

We have a history of losses and we may incur additional losses in the future.

We have a history of losses. Other than in 2000, 2003 and 2004, in which we were profitable on an annual basis, we have incurred losses in each of our last ten years of operation. In addition, even during those years that we have been profitable, we have at times incurred losses in certain quarters.  For example in the first and second quarter of 2003, we incurred a net loss of $661,000 and $400,000, respectively.  As of June 30, 2005, we had an accumulated deficit of approximately $ 18 million. We cannot assure you that we will be able to maintain our profitability.

Our quarterly operating results have fluctuated significantly in the past and may fluctuate significantly in the future, which may adversely affect the price of our securities.

Our quarterly operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation might cause our quarterly operating results in future periods to be below the expectations of securities analysts and investors. If that occurs, the market price of our securities could be adversely affected.

Our relative mix of products varies quarterly, which can negatively affect our gross margins and profitability.

Our product mix varies quarterly, which affects our overall gross margins and profitability. Each of our products has different associated gross margins, which vary quarterly based on market dynamics, competition, our average selling prices and our cost of materials. To the extent the percentage of our revenues derived from lower margin products increases in any given period, our overall gross margins will decline for that period. Currently, our sales to the universal serial bus, or USB, flash drive market carry lower margins than our sales to other target markets. Consequently, an increase in the percentage of revenues deriving from sales to the USB flash drive market could decrease our margins, adversely affecting our profitability. Revenues derived from our share in the profit of a venture with Toshiba and from license fees and royalties carry no associated cost of goods sold. Depending on the relative mix of sales of our products and the relative contribution of our product and non-product revenues, our gross margins could fluctuate significantly from quarter to quarter and may be negatively affected in any given quarter.

We target high growth markets, which experience intense competition, leading to reduced margins and decreased profitability.

Fast growing markets frequently attract competition, including from large U.S. and international companies, which can lead to loss of market share, increased pricing pressures and compression of margins. We target markets that have enjoyed substantial growth and may continue to experience fast growth. In particular, the USB flash drive market has experienced significant growth, which has attracted numerous competitors, leading to aggressive price competition and low margins. Similarly, the multimedia mobile handset market has experienced significant growth and become increasingly competitive, leading to pricing pressure and margin compression. Some of our competitors, such as flash memory manufacturers, have a significant cost advantage over us, which could further increase the pressure on pricing and margins.

__8__

To the extent we continue to target fast growing markets, we are likely to experience significant competition and pricing pressures, which may lead to loss of market share and loss of revenues, which could negatively affect our profitability.

We are dependent on DiskOnKey and DiskOnChip products for the vast majority of our sales. As a result, our business will suffer if demand for any of these products declines.

The vast majority of our revenues are generated by sales of DiskOnKey and DiskOnChip products. If demand for any of these products declines and we cannot develop new products to offset this decline, or if the new products that we develop are not successful in the market, our sales would decline. Any significant decrease in the sales of our DiskOnKey or DiskOnChip products would have an adverse effect on our business, financial condition and results of operations.

Demand for increasingly higher capacity data storage may decline, which could cause our sales to decline.

Our target markets have enjoyed significant growth, driven in part by the decline in prices for flash memory components, which in turn has enabled us to offer higher capacity storage at lower prices. A portion of the growth in our sales to the USB flash drive market is attributable to consumers replacing their existing personal data storage medium with higher capacity data storage, as the prices for higher capacity storage decline. Similarly, a portion of the growth in our sales to the multimedia mobile handset is attributable to consumers demanding applications in handsets that require high capacity data storage, such as embedded digital cameras and MP3 playback functionality. However, the demand for increasingly higher capacity storage may diminish as consumers achieve sufficient capacity for their data storage applications. In lieu of upgrading to higher data storage capacities, consumers may opt to buy lower capacity data storage products at lower prices, or entirely forego replacing their existing high capacity data storage medium or device. To the extent consumer demand for higher capacity data storage declines, our sales could decline, which could have an adverse affect on our business and results of operations.

The amount of license fees and royalties payable to us from third parties varies quarterly and may decline in the future, which would adversely affect our gross margins and results of operations.

The license fees and royalties payable to us from our patent cross license and other agreements with third parties are often variable and can fluctuate from period to period making it difficult to predict our license fees and royalty revenues. Our intellectual property strategy includes licensing our patents and technology to third parties. Under these arrangements, we earn license fees and royalties on individually negotiated terms. Our income from license fees and royalties can fluctuate significantly from quarter to quarter as a portion of this income comes from royalties based on actual sales by our licensees. As a result, our license and royalty revenues have fluctuated in the past and are likely to continue to fluctuate in the future. Given that license and royalty revenues have no associated cost of goods sold, our gross margins and net income are likely to fluctuate more with changes in license and royalty revenues than with changes in product revenues. In addition, our license and royalty revenues may decline in the future as our existing license agreements expire or caps are reached, which could adversely affect our results of operations.

Our revenues from our share in the profit of our venture with Toshiba vary quarterly and may decline in the future, which can adversely affect our gross margins and results of operations.

In the USB flash market, we generate a portion of our revenues through our venture with Toshiba, which we refer to as the "Venture". The Venture is designed to enable us and Toshiba to benefit from a portion of each party's respective sales of USB flash drives. We receive a percentage of the income attributable to the portion of sales of USB flash drives generated by Toshiba through the Venture. Our revenues from the Venture are dependent upon various factors, including Toshiba`s cost of manufacturing flash memory components and its sales of USB flash drives, and can fluctuate significantly from quarter to quarter, making it difficult to predict these revenues. Given that these revenues have no associated cost of goods sold, gross margins and net income are likely to fluctuate significantly with changes in these revenues. In addition, our revenues from the Venture may decline in the future if Toshiba decreases the amount of NAND flash memory that it manufactures or its sales activity in the USB flash drive market, which could adversely affect our results of operations.

__9__

Our revenues and gross margins have been, and in the future may be, adversely affected by volatility in the market price or in the availability of flash memory components.

For most of our products, we rely to a significant extent on the purchase of flash memory components, or custom made products incorporating flash components, from third party manufacturers. As a result, we are exposed to the risks associated with the ongoing volatility in the price of flash components.

If the price of flash components declines, the value of our inventory may fall, requiring us to write down the value of our inventory, which may result in a significant decrease in our gross margins. In addition, we may need to reduce significantly our selling prices, which may result in a decline in our revenues and gross margins. In particular, we expect the number of suppliers of flash components to increase in the near term, which could increase the supply of flash memory components in the market and reduce the market prices of these components.

Alternatively, if the market price for flash components increases (for example, as a result of increased demand for any reason or due to flash memory supply constraints), we may be unable to pass these price increases on to our customers and, consequently, our gross margins would decline. If flash component prices increase in the future, our gross margins could suffer, or we may not be able to sell our products at a profit, resulting in a loss of revenues and market share or in net losses.

In addition, in the past, there have been constraints in supply of flash components. If these supply constraints were to recur, our suppliers may not allocate to us sufficient flash memory components to enable us to meet the orders of all our customers. If we are unable to satisfy the requirements of our customers or supply them in the volumes they request, they will likely reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Irrespective of the movement in flash component pricing, to the extent we are not able to obtain sufficient supply of flash components, our results of operations would be adversely affected.

Our business is seasonal, which may lead to fluctuations in our product sales and could adversely affect our sales and profitability in the first half of our fiscal year.

Sales of our DiskOnKey and Mobile DiskOnChip products are generally subject to the seasonal purchasing patterns of consumer end-users. Due to end-of-year holiday demand, we have historically experienced stronger demand for our Mobile DiskOnChip products in the second half of each fiscal year, followed by weaker demand in the first half of the following fiscal year. Similarly, we have experienced stronger demand for our DiskOnKey products in the fourth quarter, followed by weaker demand in the first quarter of the following year. We expect this seasonality to continue in the future, which generally adversely affects our sales and profitability in the first half of our fiscal year.

Excess or obsolete inventory could adversely affect our gross margins.

We may accumulate a higher level of inventory of raw materials, including flash components, and finished goods than we need due to various reasons including:

●     an anticipation of a shortage in components;

●     unrealized sales forecasts;

●     long-term commitments to our suppliers for certain components without a back-to-back commitment from our customers to purchase finished products;

●     purchases of inventory to utilize credits under our agreement with Hynix;

●     consignment sales to some of our customers;

●     cancellation of orders from customers; and

●     an anticipation of an increase in prices.

__10__

In the event that we maintain a higher level of inventory than we need, certain components or products, if warehoused for too long, may be devalued due to a decrease in the market value of flash components, or rendered obsolete, which might cause us to incur an inventory write-off. Any devaluation or write-off of inventory would have an adverse effect on our business and results of operations.

Consignment sales require us to supply our products to our customers in advance of sales, which could adversely affect our business and results of operations.

Under some of our customer agreements, we deliver finished goods inventory to our customers in their distribution hubs, where the inventory is held on consignment. We are obligated to supply in advance based on our customer's forecasts, but the customer is not obligated to purchase the product until it removes the product from the hub and takes title to the product, which it may do at its discretion. The time lag between our delivery and the customer taking title may be as long as weeks or months. To the extent the price for those products drops during that time lag, our customers enjoy the lower prices. In an environment of rapidly declining prices for flash components and corresponding declines in prices for our products, we are exposed to the risk that our margins and profitability will be adversely affected by extended time lags between delivery and transfer of title on our consignment sales.

If we continue to grow, our growth may strain our operations infrastructure and our supply chain.

In recent years, our revenues have grown significantly in response to increased customer demand. If this growth continues, it may strain our operations infrastructure and supply chain. To meet this growth, we substantially increased our employee base during 2004 and 2005, from approximately 362 employees on January 1, 2004 to approximately 651employees on September 30, 2005. If our growth continues, we will have to continue hiring additional employees. The hiring of new employees requires the allocation of resources for the training and management of the employees, and the integration of the employees into our existing staff. We also will need to identify and manage additional third party subcontractors to accommodate the growth. In addition, our logistical infrastructure, systems, procedures and controls may not be adequate to support our anticipated growth, which could adversely affect our business, financial condition and results of operations.

We depend on our key personnel, including our executive officers, the loss of whom could disrupt our business.

Our success greatly depends on the continued contributions of our senior management and other key research and development, sales, finance, marketing and operations personnel, including Mr. Dov Moran, our Chairman, President and Chief Executive Officer. We cannot assure you that we will be successful in retaining our key personnel. Any loss of the services of these key personnel could adversely affect our business, at least until a suitable replacement is identified, hired and acclimated.

We may not be able to sustain continued growth if we are unsuccessful in attracting and retaining additional qualified personnel.

The success of our business depends on our ability to attract and retain highly qualified management, technical, finance, and sales and marketing personnel. In particular, we require highly qualified technical personnel who are capable of developing technologies and products and providing the technical support required by our customers. Further, to the extent we continue to experience rapid growth, we will need management personnel who can effectively manage that growth as well as ensure that our organization adapts effectively to that growth. Individuals who possess these qualifications are in high demand, and we may not be successful in attracting, integrating and retaining them when and as needed in the various geographic regions in which we operate. In the past, we have from time to time experienced difficulty hiring the necessary engineering and sales and marketing personnel to support our growth.

__11__

Our business depends significantly upon sales of products in the consumer market. This market is extremely competitive and is highly susceptible to fluctuations in demand.

Our DiskOnKey and Mobile DiskOnChip products are designed for consumer electronic applications. The consumer market is intensely competitive and price sensitive. Sales of consumer electronic products have historically been dependent upon discretionary spending by consumers. Consumers may defer or alter purchasing decisions based on economic conditions or other factors, and accordingly could reduce demand for our products, or products of our customers which incorporate our products. Softening consumer demand for consumer electronic products has in the past caused a decline in the demand for our products. As a result, there is uncertainty with respect to our expected revenues, and delays or reductions in consumer spending on electronics and related products could adversely affect our revenues and operating results.

We depend on the ability of original equipment manufacturers, or OEMs, and consumer electronics companies who purchase our products to achieve broad market acceptance for their products. If these OEMs and consumer electronics companies do not succeed in selling their products, this will reduce demand for our products and our revenues will be adversely affected.

Our customers are primarily OEMs and consumer electronics companies who repackage or resell our products under their own private label to consumers or incorporate our products into their own products, which are then sold to consumers. We are dependent upon the success of our customers and the broad market acceptance of their products. To the extent that consumers choose to purchase USB flash drives, or multimedia mobile handsets, from competitors of our customers, our revenues and operating results will be adversely affected.

We may increase our direct sales to retailers, which could increase our costs and adversely affect our results of operations.

In addition to selling our products to OEMs, we also market our products directly to retailers. To the extent we increase our direct sales to retailsers, we will be exposed to additional risks, including potentially losing OEM customers who view our direct sales efforts as competitive, as well as risks inherent in direct sales efforts, such as increased sales and marketing expenditures, having to provide price protection or rebates to retailers, and more frequent and rapid selling price declines. If these risks materialize, they could adversely affect our results of operations.

Undetected hardware and software errors or defects may increase our costs and impair the market acceptance of our products.

Our products may contain undetected errors or defects. These could result either from errors or defects in software, components or products designed or manufactured by or for us that we fail to detect, or errors or defects in components supplied by third parties. Some of our customers integrate our products into their applications together with products they acquire from other vendors. As a result, when problems occur in an application, it may be difficult to identify the component that caused the problem. Regardless of the source of these errors or defects, we will need to divert the attention of engineering personnel from our product development and support efforts to address the detection of the errors or defects. These errors or defects could cause us to incur warranty or repair costs, liability claims or lags or delays. We could be forced to recall products that were already sold into the market by our customers. Our insurance policies may not provide sufficient protection should a claim be asserted against us. Moreover, the occurrence of errors or defects, whether caused by our products or the products of another vendor, may significantly harm our relations with customers, or result in the loss of customers, injure our reputation and impair market acceptance of our products.

__12__

We may make investments in companies or technologies, which may distract our management and disrupt or otherwise harm our business, and may prove to be unsuccessful.

One of our strategies is to make investments in complementary businesses, technologies or products if appropriate opportunities arise. We have made several investments in companies or assets of companies in the past and we may in the future invest in additional businesses, products or technologies, some of which may be material investments. These investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. In addition, any investment in another company will be subject to the risks and liabilities faced by that company.

To the extent that any company in which we invested in the past or any company in which we invest in the future thereafter loses value or does not succeed, we may lose part or all of our investment. We may also have to write down the value of our investment in our financial statements to the extent that the carrying value of an investment exceeds its fair market value.

We may make acquisitions that result in difficulties in integrating the operations, personnel and products of the acquired companies or result in significant charges or otherwise adversely affect our results of operations.

As part of our growth strategy we expect to acquire companies, products or technologies in order to expand our existing markets, product offerings or sales channels or enhance our technological capabilities. We cannot assure you that we will be able to identify suitable acquisition candidates in the future, or if we do identify suitable candidates that we will be able to make the acquisitions on commercially acceptable terms or at all. If we acquire another company, we could encounter difficulty integrating that company's personnel, operations, technology and products into our own. The key personnel of the acquired company may decide not to work for us. We may also discover that the business of the acquired company does not meet our expectations in making the acquisition, or such business may encounter unforeseen difficulties after completion of the acquisition. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses, cause us to write-down all or a material portion of our investment or otherwise adversely affect our results of operations. We may issue equity securities or securities convertible into equity to pay for any future acquisitions, which could be dilutive to our existing shareholders. We may use our cash to pay for acquisitions, which would reduce our cash reserves. We may also incur indebtedness to finance acquisitions. Furthermore, acquisitions may require one-time charges and can also result in a reduction in our earnings per share, increased debt or contingent liabilities, adverse tax consequences, amortization of intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.

Our target markets are characterized by high volatility of demand, making it difficult for us to plan our operations.

The USB flash drive market and the multimedia mobile handset market are characterized by highly volatile demand, making it difficult for us to plan our inventory levels, production plans and operations. For example, our USB flash drive customers expect us to fill orders on a short-term basis, often in as little as two weeks. Our suppliers of raw materials for these products, particularly flash components, require us to place orders months in advance. We must make commitments to our suppliers in advance of receiving orders from our customers based upon our forecast of expected customer demand. Similarly, our internal production plans and resource allocation are based upon our forecast of expected customer demand. Due to the volatility of demand, we risk over- or under-estimating customer demand in any given period. If we maintain inventory levels or increase production in anticipation of orders that do not materialize, or if  we maintain insufficient inventory to meet the actual demand, our profitability will decline.

__13__

Sales to a small number of customers represent a significant portion of our revenues. If we were to lose any of our significant customers, or if we experience a reduction in demand from them, our revenues and operating results would suffer.

More than half of our revenues come from a small number of customers. Specifically, sales to our top three customers accounted for approximately 30% of our revenues in 2003, 32% in 2004, and 32% in the first half of 2005, and sales to our top 10 customers accounted for approximately 55% of our revenues in 2003, 59% in 2004 and 60% in the first half of 2005. In addition, in 2004 sales to two of our customers, and in the first half of 2005 sales to one customer, each represented more than 10% of our revenues in those periods. If we were to lose any of our significant customers or experience any material reduction in orders from these customers, our revenues and operating results would suffer. Because the substantial majority of our sales are made by means of standard purchase orders rather than long-term commitments, we cannot assure you that these customers will continue to purchase quantities of our products at current levels, or at all. In particular, due to the nature of the market for our DiskOnKey products, a customer can, with relatively little effort and investment, move from our product to a product of a competitor. This, combined with the relative ease with which our customers may terminate their business relationship with us, may cause a severe reduction in sales of our DiskOnKey products over a very short period of time. We expect our operating results for at least the next several years to continue to depend on sales to a relatively small number of customers.

Our Mobile DiskOnChip products target a small number of potential customers. If these customers decline to purchase our products, we would have a limited market, if any, for sale of these products, which could adversely affect our gross margins and results of operation.

In the multimedia mobile handset market, we manufacture a limited number of versions of our Mobile DiskOnChip products to accommodate the handset design parameters of a small number of potential large customers. After attaining a design win, due to the size of these customers and their sales forecasts for the handset that will incorporate our product, we are often required to build a meaningful inventory position in these products in advance of any orders. The customer, however, has no obligation to buy our products until it places an order. To the extent any of these customers decline to purchase the version we designed for them because the handset design is not commercialized or is discontinued, we would be left with inventory that would have a limited market, if any, for sale. This could require us to devalue or write-off the inventory, which would adversely affect our gross margins and results of operation.

We customize our Mobile DiskOnChip product to meet our customers' design requirements, exposing us to the risk of obsolete inventory and lower gross margins.

Our Mobile DiskOnChip is incorporated into the design of our customers' multimedia mobile handsets. We often customize our product by combining the Mobile DiskOnChip with other memory chips in a single compact package. After a design win, our customers provide us with forecasts of their anticipated requirements, based on which we produce customized products in anticipation of the customer purchasing our product for the new handset design. However, the customer is not obligated to purchase our product until it places binding purchase orders with us, and may decide, prior to placing orders, not to commercialize the handset design or to order less than initially forecasted, thereby rendering our inventory of customized products or a portion thereof obsolete, as the customized product may not be marketable for other handset designs. Obsolete inventory will reduce our gross margins and would adversely affect our profitability.

Increased operating expense levels will harm our business if our revenues do not grow.

We expect our operating expenses to increase due primarily to planned increases in sales and marketing and research and development activities to support our growth plan. If our revenues do not increase proportionately to our operating expenses, or if revenues decrease or do not meet expectations for a particular period, and we are not able to reduce our operating expenses in the short term, or at all, our business, financial condition and results of operations will be adversely affected.

__14__

We will be required to record a compensation expense in connection with stock option grants and, as a result, our profitability may be reduced significantly.

The Financial Accounting Standards Board has recently issued an accounting standard that will require that the fair value of all equity-based awards granted to employees be recognized in the statement of operations as a compensation expense, beginning in the first quarter of 2006. The various methods for determining the fair value of stock options are based on, among other things, the volatility of the underlying stock. The impact of the adoption of this standard cannot be predicted at this time because it will depend also on levels of share-based compensation granted in the future. Had we adopted this standard in prior periods, however, the impact would have had an adverse effect on our profitability. The adoption of this standard could adversely affect our profitability in the future. Such adoption could also limit our ability to continue to use stock options as an incentive and retention tool, which could, in turn, hurt our ability to recruit employees and retain existing employees.

RISKS RELATED TO DEVELOPMENT AND MARKETING OF NEW PRODUCTS

We will not be able to grow unless our target markets continue to grow and we are able to meet the changing needs of these markets.

Sales to the multimedia mobile handset market accounted for approximately $42 million of our revenues in the first half of 2005, an increase of 65% as compared to our revenues in the first half of 2004, and approximately $ 69.8 million of our revenues in 2004, an increase of 302% as compared to our revenues in 2003. Sales to the multimedia mobile handset market are directly related to the demand for multimedia mobile handsets. We cannot assure you that this market will grow, that our data storage solutions for multimedia mobile handsets will continue to achieve market acceptance, that demand for these products will grow or that our products will be included in the multimedia mobile handsets that achieve broader market acceptance. Most multimedia mobile handsets currently do not use or need embedded high capacity data storage and we cannot assure you that the requirement for embedded high capacity data storage in that market will grow or that handset manufacturers and OEMs will select Mobile DiskOnChip as their solution for embedded data storage. If sales of multimedia mobile handsets do not grow as anticipated, or if Mobile DiskOnChip is not designed into leading multimedia mobile handsets, then sales of our Mobile DiskOnChip products will decrease or will not grow as anticipated, which could adversely affect our results of operations.

Sales to the USB flash drive market accounted for approximately $135.2 million of our revenues in the first half of 2005, an increase of 29% as compared to our revenues in the first half of 2004, and approximately $ 228.2 million of our revenues in 2004, an increase of 188% as compared to our revenues in 2003. We cannot assure you that this market will continue to grow or that our products will be accepted as the preferred solution by OEMs, consumer electronics companies and consumer end-users. If demand for USB flash drives does not continue to grow as anticipated, or the DiskOnKey is not chosen by OEMs, consumer electronic companies and consumer end-users as their preferred solution, then sales of our DiskOnKey products will decrease or will not grow as anticipated, which could adversely affect our results of operations.

Our business will be harmed if we fail to anticipate new technological changes or to introduce new products in a timely manner.

The market for our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards could render our existing products obsolete and unmarketable. Although we design our products to fit and match certain market standard interfaces, some of these interfaces may change over a relatively short period, which may cause our then existing products to become obsolete while possibly enabling competing products. Our ability to anticipate changes in technology and industry standards and interfaces, and to successfully develop and introduce new and enhanced products on a timely basis, will be a critical factor in our ability to grow and to remain competitive. In addition, the anticipated development schedules for high technology companies are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and product introductions from competitors.

__15__

Our inability, for technological or other reasons, to develop products and product enhancements that are technologically competitive, responsive to customer needs or competitively priced would adversely affect our business, financial condition and results of operations.

We cannot assure you that any new products we develop will be commercially successful.

We continually seek to develop new products. For example, in October 2004, we announced our intention to develop the MegaSIM card module, a universal subscriber identification management (SIM) card that incorporates high capacity embedded data storage. This product is not yet commercially available, and currently no market exists for this product. We do not know if any market will develop for this product, or if such a market develops whether we will be able to compete successfully in such market or whether such market will be overtaken by competing technologies or other products.  It will take time for new products to be accepted and for significant sales to be generated from them, if this happens at all. We cannot assure you that any new products we develop will be commercially successful. To the extent our new products do not enjoy market acceptance, we may not be able to recoup our research and development and sales and marketing expenditures on the product.

In transitioning to new technologies and processes, we face design and production risks that may cause significant product delays that could harm our business.

The flash memory market continues to enjoy successively higher memory capacities at lower costs per megabyte due to the implementation over time of more advanced technologies and manufacturing processes. In addition, other components used in our products, such as ASICs (application specific integrated circuits), continue to achieve technological advances, and must be replaced or upgraded from time to time in order for us to remain competitive. Our success depends on our ability to continuously redesign our products to integrate with the latest flash memory technologies and manufacturing processes and other new components. The transition to new technologies and processes is highly complex and requires new designs, components, testing and qualification processes. We cannot assure you that we will be able to timely adapt our products to new emerging technologies or offer such new products at competitive prices, or that we will not suffer from design and quality issues in connection with the transition to new technologies. We cannot assure you that we, along with our suppliers and subcontractors, will successfully develop and bring into full production with acceptable yields and reliability products based on these technologies and processes, or that any development or production ramp-up will be completed in a timely or cost-effective manner. If we are not successful in adapting to new technologies or if our transition to these new technologies is too slow or too costly, our business, financial condition and results of operations could suffer.

RISKS RELATED TO THIRD PARTY MANUFACTURERS, SUPPLIERS AND SUBCONTRACTORS

We depend on Toshiba, Hynix and Samsung for flash memory components. Any shortage or disruption in our supply from these sources or achievement of lower yield than expected will adversely affect our results.

Our flash memory based products require flash memory components, which are currently primarily supplied by Toshiba, Hynix and Samsung, or with respect to some components, by only one or two of these three suppliers. We have secured commitments from each of Toshiba, Hynix and Samsung to provide us with a defined amount of flash products. We expect that we will depend upon our current suppliers for a significant portion of our anticipated flash memory requirements for the foreseeable future. At times, our suppliers have been unable or unwilling to meet our supply needs, which has adversely affected and may adversely affect our operating results. If any of our principal suppliers fails to comply with its supply commitment to us, in terms of volumes or pricing of flash components, or closes down or downsizes its flash components fabrication business, our business, financial condition and operating results will be adversely affected. In addition, if any of our principal suppliers terminates its supply relationship with us at any time, our business, financial condition and operating results will be adversely affected. In the event that we are supplied by any of our principal suppliers with flash memory components with a lower than customary yield, our operating results and our ability to supply products to our customers will be adversely affected. Any disruption in supply from these sources due to natural disaster, power failure, labor unrest or other causes, could significantly harm our business, financial condition and results of operations. In addition, if our flash suppliers do not continue to invest in the necessary advancements to their flash memory technology and flash memory products, our business, financial condition and operating results may suffer.

__16__

We depend on Toshiba as a single source to manufacture most of our DiskOnChip products, and we expect to remain dependent on Toshiba as a single source for at least some of our future DiskOnChip products. Any delay or disruption in our receipt of these products from Toshiba will adversely affect our results.

At present, Toshiba is our sole manufacturer of most of our DiskOnChip products, including our Mobile DiskOnChip products. In addition, we are working with Toshiba on the joint development of future DiskOnChip products, for which they will be the sole source of supply as well. For our DiskOnChip products, Toshiba not only supplies the flash components but also manufactures and assembles the finished product. If Toshiba were to:

●     breach its obligations under its agreements with us;

●     close down or downsize its flash memory fabrication business;

●     experience manufacturing problems or delays for any reason, including difficulty in obtaining sufficient raw materials, work stoppages, excessive demand for its manufacturing capacity or other causes; or

●     for any other reason be unable to sell us DiskOnChip products at competitive prices,

we may be unable to fill our customers' orders for these products in a timely fashion or at all or unable to offer these products at competitive prices. This could lead our customers to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. In addition, having a single source for the Mobile DiskOnChip might deter mobile handset vendors from accepting our Mobile DiskOnChip product line as the data storage solution for their handsets, which would similarly result in lost sales and affect the acceptance of our product in the relevant market. We are currently in the process of developing products with other manufacturers that will be comparable to the DiskOnChip although such products may have different features and capacity. This will require additional hardware and software development, and we cannot assure you that we will be successful in developing such comparable products or that such other manufacturers will succeed in delivering products which are of similar cost, quality and functionality.

We depend on Toshiba as a single source for multi-level cell flash components, which are less costly than standard flash components. Any reduction or disruption in our receipt of these components from Toshiba will negatively affect our gross margins and profitability.

At present, Toshiba is our sole supplier of multi-level cell, or MLC, flash components, which are less costly per megabyte than standard flash components. If Toshiba were to:

●     breach its obligations under its agreements with us;

●     close down or downsize its flash memory fabrication business;

●     experience manufacturing or yield problems or delays for any reason, including difficulty in obtaining sufficient raw materials, work stoppages, excessive demand for its manufacturing capacity or other causes; or

●     increase its prices to us for MLC flash components,

we would be required to either (i) use standard flash components in lieu of MLC components or (ii) decline orders of our customers, either of which would decrease our gross margins and adversely affect our profitability

We face various risks under our agreement with Hynix, including the potential loss of all or a significant portion of our $100 million investment under that agreement.

In August 2005, we entered into an agreement with Hynix under which we have entered into purchase orders for the purchase of approximately $100 million of equipment from several vendors. This equipment will be placed at Hynix`s manufacturing facility, in return for guaranteed capacity and favorable purchasing terms from Hynix. Although we are entitled to receive credits of an aggregate of $100 million on products that we purchase from Hynix over the term of the agreement, if we fail to purchase from Hynix a minimum amount of products during any quarter we may relinquish a proportional amount of such credits.

__17__

If the purchase price that we agreed upon with Hynix is not as favorable to us as prices offered by other flash vendors, we may (a) elect not to purchase the minimum amount of products from Hynix, in which event we may relinquish a proportional amount of the credits arising from the $100 million that we will have invested under the Hynix agreement, or (b) elect to purchase products from Hynix even if we could obtain similar products from third parties at more competitive prices.

While our agreement requires Hynix to purchase the equipment from us upon a termination of the agreement for a purchase price equal to the full un-credited portion of the equipment purchase price, we face a risk that in certain events of termination (such as a bankruptcy or reorganization of Hynix), Hynix would not be able to pay us the full un-credited portion of the equipment purchase price. We may also not be able to obtain physical possession of the equipment or even be considered a secured creditor of Hynix upon such events. Even if we were to recover possession of the equipment upon termination of the agreement, the market value of the equipment (i.e., the price for which we could sell the equipment to third parties) may be less than the un-credited portion of the equipment purchase price, resulting in a loss to us.

In any of the events described above, we face a risk of relinquishing a significant portion of the $100 million that we invested in the purchase of equipment and the additional risk of purchasing products from Hynix on unfavorable terms, either of which may have an adverse effect on our financial condition and results of operations.

In order to secure additional supply sources of flash memory components on favorable terms, we may make material pre-payments, investments or other cash outlays or commitments, which may ultimately not prove successful.

In order to secure additional sources of supply for flash memory components on favorable terms, we may enter into material transactions with flash memory manufacturers.  These transactions could take various forms, including pre-payments, equity investments or investments in capital equipment or other cash outlays or commitments. An example of this type of transaction is our recent agreement with Hynix. We may enter into other material transactions with suppliers  in the future, and we cannot assure you that these transactions will be successful in achieving our objectives of securing additional capacity of flash memory components on favorable terms.  Negotiating transactions of this nature requires significant time and efforts on the part of our management and employees, and could be disruptive to our ongoing business. In addition, if these transactions are not successful, we may lose all or a material portion of our investment and incur additional expenses, which could adversely affect our financial condition and results of operations.

Difficulty in estimating supply requirements may cause us to overestimate our requirements and build excess inventories, or underestimate our requirements and have a shortage of supply, either of which will harm our financial results.

Under the terms of our agreements with Toshiba, Hynix and Samsung, we are obligated to provide advance rolling forecasts of anticipated requirements for flash components and Mobile DiskOnChip. Generally, the estimates for the first few months of each rolling forecast we provide are binding commitments and cannot be cancelled and the estimates for the remaining months of the forecast may only be changed by a certain percentage from the previous month's forecast. This limits our ability to react to fluctuations in demand for our products.

Because a significant portion of our products is sold into the consumer market, it is difficult to forecast future sales accurately. In addition, sales visibility remains limited because a substantial majority of our quarterly sales are from orders received and fulfilled in the same quarter, which makes accurate forecasting difficult. Some of our customers also require us to commit to having sufficient available supply of products to meet their purchase forecasts, without actually committing themselves to making any purchases until they place binding purchase orders.

If we underestimate our needs when we place orders, we will be unable to satisfy the requirements of our customers or supply them in the volumes they request.  This could lead them to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages.

__18__

Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Alternatively, if we overestimate our need for products, we could increase our inventory levels, which could result in a write-down of that inventory due to a drop in flash component prices or obsolescence. Either of these situations could have an adverse effect on our business, financial condition and operating results.

If our flash memory suppliers are unable to provide us with sufficient quantities of flash memory in a timely manner at competitive prices, we would have to seek alternate suppliers, which may not be available, and this would adversely affect our results.

If we are unable to obtain sufficient quantities of flash memory from Toshiba, Hynix and Samsung at competitive prices, or if Toshiba, Hynix or Samsung are unable or unwilling to timely satisfy our requirements on competitive terms, and other flash memory suppliers do not meet our additional capacity requirements in a timely manner and at competitive prices, we would not be able to manufacture and deliver flash memory products to satisfy our customers' requirements. If we are unable to satisfy the requirements of our customers or supply them in the volumes they request, they will likely reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers. Even if we are able to obtain flash memory in sufficient volumes and on schedules that permit us to satisfy our delivery requirements, we cannot assure you that the prices charged by these suppliers will enable us to compete effectively in our market. If we are unable to obtain flash memory at competitive prices, our margins would decline unless we could raise the prices of our products in a commensurate manner or offset the cost increases elsewhere. The existing competitive conditions may not permit us to do so, which would adversely impact our gross margins and operating results.

We depend on a limited number of third party subcontractors to manufacture and assemble our products, and any delay or disruption in the supply of these products will adversely affect our results.

We are dependent on a limited number of third party subcontractors. Any significant problems that occur at our subcontractors, or their failure to perform at the level we expect, could lead to product shortages or quality assurance problems. In addition, we do not have long-term agreements with our subcontractors. As a result, these subcontractors may terminate their relationships with us at any time, generally upon limited advance notice. At times, some of our subcontractors operate at peak capacity, and may not have available capacity to meet our manufacturing needs. If any of our subcontractors are unable or unwilling to continue to manufacture, assemble and deliver products of acceptable quality, at acceptable costs, in sufficient volumes and in a timely manner,we will be unable to satisfy the requirements of our customers or supply them in the volumes they request.  This could lead our customers to reduce future orders, eliminate us as a supplier or initiate legal proceedings against us for damages. Our reputation would likely also be harmed and we may not be able to replace any lost business with new customers.

In particular, the vast majority of our DiskOnKey products are manufactured and assembled by Global Brands Manufacturing Limited, or GBM, our principal subcontractor. The risks noted above would all apply to GBM.  Specifically, if GBM were unable or unwilling to continue to act as our subcontractor, we would not be able to switch our production to another subcontractor without significant advance notice, which could adversely affect our ability to supply DiskOnKey products to our customers.We cannot assure you that we will be successful in agreeing to terms with any additional subcontractor, or that we will be able to timely switch our production to any additional subcontractor should any other subcontractors be unable or unwilling to continue working with us. In either case, we would be required to qualify new subcontractors, which could take as much as six months or longer, as well as result in unforeseen operations problems, and our results may be adversely affected.

We depend on third parties for the supply and quality of components required for the manufacture of our products, and any delay or disruption in the supply of these products will adversely affect our results.

We depend on third parties to manufacture and supply components for our products, including the capacitors, printed circuit boards and the ASIC components used in our DiskOnKey and in some of our DiskOnChip products. For some components, we rely on a single source of supply. For example, Atmel Sarl supplies us with certain ASIC components developed specifically for some of our products. In addition, various third parties are single source suppliers of some off-the-shelf ASIC components.

__19__

Because we depend on single suppliers for certain key components, and do not have a long-term supply contract with our suppliers, we face the risk of inadequate component supply, price increases, late deliveries and poor component quality, as any supplier may terminate their relationships with us or pursue other relationships with our competitors. If we were to lose our relationship with these suppliers, the lead time required to qualify new suppliers could be as long as six months. Also, if we lose our single suppliers or these suppliers are otherwise unable to satisfy our volume and delivery schedule requirements, it may be difficult to locate any suppliers who have the ability to develop, manufacture and deliver the specialized components we need for our products in the desired lead times and quality.

Our component suppliers are often operating at peak capacity. At times, the demand for components used in our products has exceeded available supply, and suppliers have raised prices or been forced to allocate limited resources among competing purchasers. On certain occasions we have been unable to obtain adequate supplies of certain components, which has resulted in delayed or lost sales of our products. In other cases, we have been required to keep unusually large component inventories in order to avoid shortages. We cannot assure you that shortages will not occur in the future.

Furthermore, if we experience quality problems from any of our component suppliers, it could take us a significant amount of time to identify the problem as associated with a particular component, ascertain whether this is as a result of a design or a manufacturing flaw and either correct the problem and, if possible, replace the components or find an alternate source of supply. Any such quality problem or delay could, in addition to causing us lost sales, detrimentally affect our reputation in the market and cause us to incur additional costs as a result of the recall and replacement of affected products.

If we are not successful in developing relationships with suppliers of memory components that utilize new memory technologies, our business could be adversely affected.

The market for memory components is characterized by rapidly changing technology. Several semiconductor manufacturers are currently developing new memory technologies that would supplement or compete with existing flash memory technologies and other memory components. If these new memory technologies gain widespread market acceptance and we are not successful in developing relationships with the suppliers of these new memory technologies and memory components or we are unable to develop products based on these new technologies, our business could be adversely affected.

Loss of or damage to inventory held by our subcontractors or OEM customers could damage our relationships with our customers and harm our business.

Some of our inventory is held directly by our third party subcontractors or our OEM customer's warehouse facilities and is outside of our physical control.

We may be exposed to additional risks relating to this inventory, including loss of or damage to the inventory. In the event that inventory held by our third party subcontractors or OEM customers or that is on consignment with our customers is damaged and we are unable to timely replace that inventory, we may not be able to meet our customers' orders, which would harm our business, financial condition and results of operations.

Our business will be harmed if operating system vendors do not continue to support our software and include our software with their operating systems.

Our marketing strategy for DiskOnChip relies on our software being included in major operating systems. These operating systems are constantly being updated. If we are unable to maintain or obtain the support of major operating systems for our products, if the developers and distributors of major operating systems choose to support a competing product instead of our own or support other competing solutions together with our solution, or if other operating systems that do not include our software achieve market acceptance, this could adversely impact sales and accordingly have an adverse effect on our business, financial condition and results of operations.

__20__

RISKS RELATED TO COMPETITION

We sell our products in a highly competitive industry, often in competition with larger companies with substantially greater resources. Our failure to compete effectively could hurt our business.

The markets in which we compete are characterized by intense competition, rapid technological changes, evolving industry standards, declining average selling prices and rapid product obsolescence. Our Mobile DiskOnChip, DiskOnKey and other products compete with other flash data storage devices, standard flash components, hard drives and alternative data storage technologies. Our competitors include many large U.S. and international companies that have substantially greater financial, technical, marketing, logistical infrastructure and support and other resources, greater access to component fabrication capacity, broader product lines and longer-standing relationships with customers than us. These factors may limit our ability to compete effectively with them. We expect competition to increase in the future from existing competitors and from other companies, including flash manufacturers, that may enter our existing or future markets with similar or alternative data storage solutions that may be less costly or provide additional features.

DiskOnKey.   Our DiskOnKey product competes with other USB-compatible flash data storage devices, removable magnetic media, removable optical media, flash cards, MP3 players and other removable storage media. Our competitors in this market currently consist of U.S. and international companies, as well as numerous computer and computer-based peripherals manufacturers or hardware manufacturers, many of whom are located in the Far East where costs tend to be lower. Many of these competitors are vying for and attaining market share on the basis of aggressive pricing or marketing campaigns.

In addition, we also currently experience and expect to continue to experience competition from large U.S. or international companies (including flash manufacturers) that have substantially greater resources, greater access to component fabrication capacity, often at substantially lower costs, broader product lines and longer-standing relationships with customers than we do. In particular, flash manufacturers have a significant cost advantage over us, which they could exploit to our detriment if they decided to compete more aggressively in our markets, leading to substantial pricing pressures, which would adversely affect our income.

Mobile DiskOnChip.   Our Mobile DiskOnChip products compete with other flash and flash-based memory solutions, including those offered by flash manufacturers. These competitors have an advantage over us in that they have substantially greater financial, sales, technical, marketing, logistical infrastructure and support and other resources, greater access to component fabrication capacity at substantially lower costs, broader product lines and longer-standing relationships with customers than we do. In particular, flash component manufacturers have a significant cost advantage over us, which they can exploit to our detriment if they decided to compete more aggressively in our markets. Since these competitors also own their own fabrication facilities, they would also have more effective control over supply. In addition, some manufacturers of multimedia mobile handsets are using or plan to use multi-chip packaging which integrates flash and other memory chips. Some of our competitors already manufacture, in addition to flash, other memory chips, and may therefore have a competitive advantage over us with respect to time to market and costs for products incorporating multi-chip packaging. These factors could lead to substantial pricing pressures, which would adversely affect our income.

Our data storage products compete with other products offering similar functionality, which could enjoy greater market acceptance and cause the sale of our products to decline.

Our products are targeted at the personal data storage market. There are numerous technologies and products that have been designed for the personal data storage market, including removable magnetic media, removable optical media, flash cards, flash-based MP3 players and other removable storage media. Many of these products are substitute products, providing essentially the same data storage functionality. To the extent any of these competing technologies or any technologies developed in the future enjoy greater market acceptance than our products, the market for our products may contract and our sales would decline, which could adversely affect our results of operations. For example, sales of high capacity MP3 players have recently enjoyed significant growth. If manufacturers of MP3 players were to market high capacity MP3 players for data storage as well as music storage or consumers were to use their MP3 players to store digital data files in addition to music, this could diminish the demand for USB flash drives in general and our DiskOnKey in particular.

__21__

We may be unable to maintain market share due to price competition or supply constraints, which would reduce our potential revenues and profitability.

The market for flash memory products undergoes varying periods of surplus and tight flash memory supply. During periods of excess supply in the market for our flash memory products, we may lose market share to competitors who aggressively lower their prices. We have in the past experienced, and may in the future experience, severe price competition for our products, which adversely impacts our product gross margins and overall profitability. Conversely, under conditions of tight flash memory supply, we may be unable to meet customer demand and maintain our market share. Our future growth rate depends in part on our ability to obtain sufficient flash memory components and other components to meet demand. If we are unable to do so in a timely manner, we may lose market share to our competitors.

We face competition in our target markets from some of our business partners and their customers, due to our license or other agreements with our partners.

We have entered into agreements with several of our business partners, including Toshiba, Samsung, Sandisk and Hynix, under which these parties and, in some circumstances their customers, may manufacture and sell products that incorporate technology covered by our patents and which compete with our products. For example, pursuant to our agreements with Toshiba, Toshiba markets and sells the Mobile DiskOnChip products to customers under Toshiba's trademark. In addition, Toshiba markets and sells USB flash drives which compete with our DiskOnKey products. Toshiba also has the right to directly market products that we may jointly develop in the future. Similarly, Samsung markets and sells products that compete with our products. In addition, we have agreed not to pursue any action for infringement of our patents against any customer of Samsung which manufactures flash data storage devices that incorporate both flash components and controllers provided by Samsung. We may enter into similar agreements in the future. Any current or future similar agreements may increase competition and may adversely impact our revenues and profitability.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Our business could suffer if third parties infringe upon our proprietary technology, and our patents and proprietary technology may not afford us sufficient protection from such infringement.

Our success is dependent upon our proprietary technology. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure agreements, to establish and protect the proprietary rights and technology used in our products. However, these methods may not afford complete protection and we cannot assure you that:

●     any of our existing patents will not be invalidated;

●     patents will be issued for any of our pending applications;

●     any claims allowed from existing or pending patents will have sufficient scope or strength;

●     our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or

●     our competitors will not be able to design their products around our patents or independently develop our trade secrets and know-how.

We may be involved in litigation regarding our intellectual property rights, which would be costly and would divert the efforts of our key technical and management personnel.

Given the developing nature of our markets and the related intellectual property, we cannot assure you that some of our competitors will not infringe our intellectual property rights, and thereby force us to incur substantial costs if we choose to defend our rights. Litigation involving intellectual property can become complex and extend for a protracted time and is often very expensive. We are currently involved in several opposition and revocation procedures where we have opposed third party patents in various jurisdictions (China, UK and Taiwan).

__22__

Intellectual property claims, whether or not meritorious, may result in the expenditure of significant financial resources, injunctions against us or the imposition of damages that we must pay and would also divert the efforts and attention of some of our key management and technical personnel. If we bring an intellectual property infringement action and are not successful, our competitors would be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully assert a counterclaim that our patents are invalid or unenforceable.

Our products may infringe on the intellectual property rights of others and this could require us to pay damages and force us to stop manufacturing or selling certain of our products.

Third parties may assert against us infringement claims or claims that we have violated their patent or infringed their copyright, trademark or other proprietary right. We currently are involved in one legal action in Singapore in which we were found by the court to be infringing on the rights of a third party.  We are currently appealing this decision. Oppositions to our patent applications have been filed by third parties in Taiwan, Australia and Israel. An infringement claim, even if not meritorious, could result in the expenditure of significant financial and managerial resources by us. An adverse determination of any infringement claim could subject us to significant liabilities to third parties, could require us to seek licenses from third parties or expend significant resources to develop non-infringing technology and could prevent us from manufacturing, selling or using certain of our products. Any of these developments could have an adverse effect on our business, financial condition or results of operations.

We may be unable to license intellectual property to or from third parties as needed.

We may desire or be required to obtain licenses from others in order to further develop, produce and market commercially viable products. We may also need to license some of our intellectual  property to others in order to enable us to obtain cross-licenses to third-party patents. We cannot assure you that we will be able to obtain any required licenses on commercially reasonable terms, if at all, that the patents underlying those licenses will be valid and enforceable or that the technology underlying those licenses will remain proprietary in nature. If we do obtain licenses from third parties, we may be required to pay license fees or royalty payments. In addition, if we are unable to obtain a license that is necessary to the manufacture of our products, we could be required to suspend the manufacture of products. We cannot assure you that we would be successful in redesigning our products or that the necessary licenses will be available under reasonable terms, or that our existing licensees will renew their licenses upon expiration, or that we will be successful in signing new licenses in the future.

We may need to indemnify third parties for infringement claims related to our intellectual property.

We historically have agreed to indemnify distributors, partners and customers for alleged patent infringement claims in connection with our technology or products. The scope of this indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys' fees. We may periodically engage in litigation as a result of these indemnification obligations. Our insurance policies exclude coverage for third-party claims for patent infringement. Any future obligation to indemnify our distributors, partners and customers could adversely affect our business, financial condition or results of operations.

RISKS RELATED TO OUR INDEBTEDNESS

Our indebtedness and debt service obligations have increased following the issuance of the Convertible Notes, and this may adversely affect our cash flow, cash position and stock price.

In March 2005, we issued $75,000,000 aggregate principal amount of the convertible notes. We intend to fulfill our debt service obligations from our existing cash, investments and operations and that of M-Systems Finance Inc., our wholly owned subsidiary that issued the convertible notes. In the future, if M-Systems Finance and M-Systems are unable to generate cash or raise additional cash financings sufficient to meet these obligations and need to use existing cash or liquidate investments in order to fund these obligations, we may have to delay or curtail research, development and commercialization programs.

__23__

Our indebtedness could have significant additional negative consequences, including, without limitation:

●     requiring the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

●     increasing our vulnerability to general adverse economic conditions;

●     limiting our ability to obtain additional financing; and

●     placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

The fundamental change provision of the indenture governing the convertible notes may deter potential acquirers and will restrict our ability to effect certain types of recapitalization transactions.

Under the indenture governing the convertible notes, we are required to offer to purchase all of the outstanding convertible notes for cash upon the occurrence of certain fundamental changes. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, our company. For example, only in certain circumstances could a potential acquirer issue a combination of stock and cash in exchange for all of our outstanding ordinary shares without triggering the fundamental change provision. In addition, this fundamental change provision will limit our ability to effect certain types of recapitalization transactions.

RISKS RELATED TO OUR ISRAELI AND INTERNATIONAL OPERATIONS

Conditions in Israel may adversely affect our operations and may limit our ability to produce and sell our products.

We are incorporated under Israeli law and our principal offices and research and development facilities and some of our manufacturing facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. From October 2000 until recently, there was an increase in violence between Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. There can be no assurance that the recent relative calm will continue.  Ongoing and revived hostilities with the Palestinians or Arab countries might require more widespread military reserve service by some of our employees, which could have an adverse effect on our business. In addition, several Arab and Muslim countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses.

Generally, all male adult citizens and permanent residents of Israel under the age of 45 can, unless exempt, be called up and obligated to perform active military reserve duty for as many as 36 days annually (beyond this age, they may be called up and obligated to take part in military training for as many as 13 days annually). Additionally, all Israeli residents of this age are subject to being called to active duty at any time under emergency circumstances. Many of our officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements since we began operations, we cannot assess the full impact of these requirements on our workforce or business if political and military conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

The government programs and tax benefits that we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs and taxes.

We benefit from certain government programs and tax benefits, particularly as a result of tax exemptions and reductions resulting from the approved enterprise status of our manufacturing facilities in Israel. To be eligible for these programs and tax benefits, we must continue to meet conditions, including making specified investments in property and equipment and financing a percentage of investments with share capital.

__24__

If we fail to meet such conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received, together with an adjustment based on the Israeli consumer price index and an interest factor. These programs and tax benefits may not be continued in the future at their current levels or at any level. The Israeli government has reduced the benefits available under some of these programs in recent years, and Israeli governmental authorities have indicated that the government may further reduce or eliminate some of these benefits in the future. The termination or reduction of existing programs and tax benefits could increase our expenses, thereby reducing our profits or increasing our losses. In addition, the law and regulations prescribing the benefits provide an expiration date for the grant of new benefits. The expiration date has been extended several times in the past. The expiration date currently in effect is December 31, 2007, and no new benefits will be granted after that date unless the expiration date is extended again. There can be no assurance that new benefits will be available after December 31, 2007, or that existing benefits will be continued in the future at their current levels or at any level.

The government grants we have received for research and development expenditures limit our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties.

In connection with research and development grants received from the Office of the Chief Scientist of Israel, or the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with the grant from the OCS.

The terms of the OCS grants and the law pursuant to which grants are made may impair our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. The transfer to a non-Israeli entity of technology developed with OCS funding, including pursuant to a merger or similar transaction, and the transfer of rights related to the manufacture of more than 10% of a product developed with OCS funding are subject to approval by an OCS committee and to various conditions, including payment by us to the OCS of a percentage of the consideration paid to us or our shareholders in the transaction in which the technology is transferred.  In connection with a merger or similar transaction, the amount payable would be a fraction of the consideration equal to the relative amount invested by the OCS in the development of the relevant technology compared to the total investment in our company, net of financial assets that we have at the time of the transaction, but in no event less than the amount of the grant.  In addition, in the event that the committee believes that the consideration to be paid in a transaction requiring payment to the OCS pursuant to the provisions of the law described above does not reflect the true value of the technology or the company being acquired, it may determine an alternate value to be used as the basis for calculating the requisite payments.  These restrictions may impair our ability to enter into agreements for those products or technologies, without OCS approval. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS.

In connection with our grant applications, we have made certain representations, including information provided in periodical performance reports, and we have committed to certain performance-based covenants. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with an adjustment based on the Israeli consumer price index and an interest factor in addition to certain other penalties. In addition, if we fail to comply with any of these conditions or restrictions, we would likely be ineligible to receive OCS grants in the future. The inability to receive these grants would result in an increase in our research and development expenses.

It may be difficult to enforce a U.S. judgment against us or our officers and directors or to assert U.S. securities law claims in Israel.

We are incorporated in Israel. All of the directors and officers of M-Systems reside outside of the United States. Service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of the assets of M-Systems are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

__25__

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non-civil matters, enforceable if it finds that:

1.   the judgment was rendered by a court which was, according to Israeli law, competent to render it;

2.   the judgment is no longer appealable;

3.   the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.   the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.    the judgment was obtained by fraud;

2.   there was no due process;

3.   the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

4.   the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.   at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact that can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel.

Similarly, the directors of M-Systems Finance reside outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of the assets of M-Systems Finance are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against M-Systems Finance or such persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Cayman Islands do not currently have a treaty between them providing for reciprocal recognition and enforcement of judgments in civil and commercial matters.  Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Cayman Islands.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Cayman Islands, that party may submit to the Cayman Islands court the final judgment that has been rendered in the United States. Since the laws of the State of New York have been chosen to govern the convertible notes, M-Systems Finance has submitted to the jurisdiction of the State or federal courts sitting in the State of New York in connection with disputes relating to the convertible notes. The holders, by acquiring the convertible notes, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Cayman Islands, and such courts would grant a judgment that would be enforceable in the Cayman Islands generally, without any re-examination of the merits of the original judgment where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

__26__

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We currently have non-competition clauses in the employment agreements of nearly all of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. Recently, Israeli courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company's intellectual property). In the event that any of our employees chooses to work for one of our competitors and we could not demonstrate to the court that we would be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees obtained from us.

Our operations may be adversely affected by fluctuations in currency exchange rates, including by the appreciation of Israeli currency against the U.S. Dollar.

We price our products primarily in dollars. If the Euro, Japanese Yen, New Taiwanese (NT) Dollar or other currencies in regions in which we sell our products weaken relative to the dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our sales.

Also, in the event that any of our customers require that our products be quoted and sold in currencies other than the dollar, we may receive income in such other currencies and as a result, our results will be impacted by fluctuations in the currencies relative to the dollar.

In addition, certain of our expenses are in, or are linked to, currencies other than the dollar, principally the New Israeli Shekel (NIS), the NT dollar and the Japanese Yen. This exposes us to potentially increased operational costs as well as increased costs for certain of our products as a result of currency fluctuations.

A substantial portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. We bear the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2001 and 2002, the inflation adjusted NIS devalued against the dollar, which lowered the dollar cost of our Israeli operations. In 2003, the inflation adjusted NIS appreciated against the dollar, which raised the dollar cost of our Israeli operations. In 2004, however, the inflation adjusted NIS did not appreciate against the dollar significantly. We cannot predict whether in the future the NIS will appreciate against the dollar or vice versa. We cannot assure you that we will not be adversely affected if the NIS appreciates against the dollar in the future.

Terrorist attacks and government responses thereto and wars may have an adverse effect on all aspects of our business.

The terrorist attacks in the U.S., U.S. military responses to these attacks, the ongoing hostilities in Iraq and threats of war and acts of terrorism in Europe and elsewhere and the related decline in consumer confidence and continued economic weakness have had a negative impact on consumer retail demand and our business. Any escalation in these events or similar future events may disrupt our worldwide operations or those of our customers and suppliers and may adversely affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and may continue to have an adverse impact on the U.S. and world economy in general and consumer confidence and spending in particular, which could harm our sales.

__27__

Our U.S. investors could suffer significant adverse tax consequences if we are characterized as a passive foreign investment company.

We would be a passive foreign investment company, or PFIC for U.S. federal income tax purposes if (i) 75% or more of our gross income in a taxable year including our pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, or (ii) at least 50% of our assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, produce, or are held for the production of passive income. Passive income includes, among other items, interest, dividends, royalties, rents and annuities, and amounts derived by the investment of funds raised in this and other offerings. If we are or become a PFIC, or if the U.S. Internal Revenue Service, or IRS, subsequently successfully asserts that we are, were or became a PFIC at some point, many of our shareholders will be subject to potentially substantial adverse tax consequences, including:

●     Taxation at the highest ordinary income tax rates in effect during the holding period on some distributions on our ordinary shares, and on gain from the sale or other disposition of our ordinary shares;

●     Paying interest on taxes allocable to prior periods; and

●     No increase in the tax basis of our ordinary shares to fair market value at the date of the holder's death.

We believe that we were not a PFIC for 2004 and do not anticipate becoming a PFIC in the future. Our belief is based, in part, on our market capitalization and our plans for spending the proceeds from the offering of the convertible notes in March 2005 and future offerings. However, the tests for determining PFIC status are applied annually and it is difficult to make an accurate prediction of future income and assets that are relevant to this determination. Accordingly, we cannot assure you that we will not be treated as a PFIC in future years.

Certain provisions of Israeli law and our Articles of Association may delay, prevent or make difficult a merger with or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. In addition, our articles of association contain provisions that could make it more difficult for a third party to acquire control of us, even if that change would be beneficial to our shareholders. Specifically, our articles of association provide that any merger or significant acquisition involving us requires the approval of 75% of the voting power of our shareholders present at a meeting, in person or by proxy, and voting on the transaction. This provision of our articles of association can only be amended by the same supermajority shareholder vote required for approval of a merger or acquisition transaction. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

RISKS RELATED TO THE CONVERTIBLE NOTES AND ORDINARY SHARES

There are no restrictive covenants in the indenture for the convertible notes relating to our ability to incur indebtedness (including secured indebtedness), pay dividends or complete other transactions.

The indenture governing the convertible notes does not contain any financial covenants, or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or  our subsidiaries.

__28__

The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our or our subsidiaries' indebtedness, or a change in control except as described under "Description of the Convertible Notes and the Guarantee-Repurchase of Convertible Notes at Option of the Holder Upon a Fundamental Change." The indenture governing the convertible notes does not generally restrict us or our subsidiaries from incurring senior secured debt or guaranteeing indebtedness, nor does it limit the amount of indebtedness that we can issue that is equal in right of payment with the convertible notes. The indenture does, however, prohibit M-Systems Finance from incurring other indebtedness for borrowed money (except in connection with the potential issuance of additional securities that have the same ranking, interest rate and other terms as the convertible notes, and except for intercompany indebtedness). If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the convertible notes could be adversely affected. If an event of default occurs under secured indebtedness, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreements governing the indebtedness. Since the convertible notes are unsecured, the lenders under secured indebtedness would have a prior claim on our assets.

Our indebtedness and debt service obligations will increase with the issuance of the convertible notes, which may adversely affect our cash flow, cash position and stock price.

We intend to fulfill our debt service obligations from existing cash, investments and operations of M-Systems Finance and M-Systems. In the future, if M-Systems Finance and M-Systems are unable to generate cash or raise additional cash financings sufficient to meet these obligations and need to use existing cash or liquidate investments in order to fund these obligations, we may have to delay or curtail research, development and commercialization programs.

Our indebtedness could have significant additional negative consequences, including, without limitation:

● requiring the dedication of a portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including funding our research and development programs and other capital expenditures;

● increasing our vulnerability to general adverse economic conditions;

● limiting our ability to obtain additional financing; and

● placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

The convertible notes and guarantee are not secured by any of our assets. However, we may incur additional liabilities that may be secured by our assets and, therefore, our future lenders may have a prior claim on our and certain of our subsidiaries' assets. In addition, none of our subsidiaries will guarantee our obligations in respect of the convertible notes.

The convertible notes and guarantee are not secured by any of our assets. However, we may enter into financing arrangements with future lenders that are secured by a pledge of our and our existing and future subsidiaries' assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable laws and pursuant to instruments governing such debt. Accordingly, these future lenders may have a prior claim on certain of our and our subsidiaries' assets. Because the convertible notes and the guarantee are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. In addition, the terms of the convertible notes allow M-Systems and its subsidiaries, other than M-Systems Finance, to secure unlimited amounts of debt with our assets, all of which would be effectively senior to the convertible notes. Moreover, because none of our subsidiaries are guarantors in respect of the convertible notes, the convertible notes and our parent guarantee are effectively subordinated to all indebtedness and other obligations, including trade payables, of our existing and future subsidiaries (other than M-Systems Finance).

__29__

The trading price of the convertible notes may be volatile.

The trading price of the convertible notes could be subject to significant fluctuation and future trading prices of the convertible notes will depend on many factors, including but not limited to prevailing interest rates, our operating results, the price of our ordinary shares, the market for similar securities, securities analysts' recommendations regarding our securities and general economic conditions. Additionally, it is possible that the market for the convertible notes will be subject to disruptions that may have a negative effect on the holders of the convertible notes, regardless of our prospects or financial performance.

There is no public trading market for the convertible notes and your ability to transfer the convertible notes will be limited.

The convertible notes are not listed on any national securities exchange or quoted on any automated dealer quotation system, nor do we intend to list them on any. Although the initial purchasers advised us, in connection with the private placement of the convertible notes, that they intend to make a market in the convertible notes, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Although the convertible notes issued in the private placement are eligible for trading in the PORTALSM Market, the convertible notes sold using this prospectus will no longer be eligible for trading in the PORTALSM Market. We cannot predict whether an active trading market for the convertible notes will develop or, if such market develops, how liquid it will be. If an active trading market for the convertible notes does not develop, the market price and liquidity of the convertible notes may be adversely affected.

Our stock price has been, and may continue to be, volatile for various reasons, including the volatility and downturn in share prices for technology companies generally and companies in our industry specifically.

The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. For example, between January 1, 2002 and September 30, 2005, our closing stock price fluctuated from a low of $4.95 to a high of $30.20. We believe that these fluctuations will continue as a result of, among other things, the factors discussed herein and as a result of announcements by us, our competitors or third parties (such as industry and research analysts) regarding our business, the business of our competitors, our markets, technological innovations, or changes in earnings estimates. In addition, in recent years the stock market has experienced significant price and volume fluctuations and the market prices of the securities of high technology companies have been especially volatile, often for reasons outside the control of these companies.

These fluctuations, as well as general economic, political and market conditions, including certain conditions  related to the State of Israel, may have an adverse effect on our stock price. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business.

In addition, the price of our ordinary shares could be affected by possible sales of our ordinary shares by investors who view the convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our ordinary shares. The hedging or arbitrage could, in turn, affect the trading prices of the convertible notes.

The trading price of the convertible notes could be significantly affected by the trading price of our ordinary shares.

We expect that the trading price of the convertible notes in the secondary market, if such market develops, will be significantly affected by the trading price of our ordinary shares, the general level of interest rates and our credit quality. This may result in greater volatility in the trading price of the convertible notes than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our ordinary shares or interest rates will rise or fall. Trading price of our ordinary shares will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors.

__30__

In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of our ordinary shares by us in the market after the offering of the convertible notes, or the perception that such sales may occur, could affect the trading price of our ordinary shares, and therefore the trading price of the convertible notes.

If you hold convertible notes, you will not be entitled to any rights with respect to our ordinary shares, but you will be subject to all changes made with respect to our ordinary shares.

If you hold convertible notes, you will not be entitled to any rights with respect to our ordinary shares (including, without limitation, voting rights and rights to receive dividends, if any, or other distributions on our ordinary shares), but you will be subject to all changes affecting the ordinary shares. You will only be entitled to rights on the ordinary shares if and when we deliver ordinary shares to you in exchange for your convertible notes. For example, in the event that an amendment is proposed to our Articles of Association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery to you of our ordinary shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares.

Conversion of the convertible notes would dilute the ownership interest of our existing shareholders.

The conversion of some or all of the convertible notes would dilute the ownership interests of our existing shareholders. Any sales in the public market of our ordinary shares issuable upon such conversion could adversely affect the prevailing market prices of our ordinary shares. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our ordinary shares.

M-Systems or M-Systems Finance may not have the ability to purchase the convertible notes for cash if required to do so by holders on March 15, 2010, March 15, 2015, March 15, 2020, March 15, 2025 or March 15, 2030 or upon the occurrence of a fundamental change.

On March 15, 2010, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030, each holder of the convertible notes may require M-Systems or M-Systems Finance to purchase for cash all or a portion of such holder's convertible notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, on such convertible notes to but excluding the date of purchase. We cannot assure you that we would have sufficient financial resources to purchase the convertible notes for cash. This repurchase requirement may also delay or make it harder for others to obtain control of us.

Certain important corporate events will not constitute a "fundamental change" for purposes of the convertible notes. Upon the occurrence of such events, we will not be required to offer to repurchase your convertible notes.

The requirement that we offer to repurchase the convertible notes upon a change of control is limited to the transactions specified in the definition of a "fundamental change" under ``Description of the Convertible Notes and the Guarantee-Repurchase of Convertible Notes at Option of the Holder Upon a Fundamental Change." Certain important corporate events, such as mergers, acquisitions, refinancings, a leveraged recapitalization or recapitalizations, that could affect our capital structure and the value of our ordinary shares, will not constitute a "fundamental change" for purposes of the convertible notes and, upon the occurrence of such events, we will not be required to make an offer to repurchase the convertible notes.

The conversion rate of the convertible notes may not be adjusted for all dilutive events.

The conversion rate of the convertible notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our ordinary shares, certain issuances of rights or warrants, subdivisions, combinations, certain distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under ``Description of the Convertible Notes and the Guarantee-Conversion Rate Adjustments.`` The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of ordinary shares for cash, which events may adversely affect the trading price of the convertible notes or of our ordinary shares. An event that adversely affects the value of the convertible notes may occur which does not result in an adjustment to the conversion rate.

__31__

The absence of dividends could reduce the attractiveness of our ordinary shares to investors.

We have never paid any dividends on our ordinary shares and have no plans to pay any such dividends in the foreseeable future.

Our current policy is to retain all funds and earnings for use in the operation and expansion of our business. As a result, our ordinary shares may be less attractive to certain investors than the stock of dividend-paying companies.

The make whole premium payable on convertible notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your convertible notes as a result of such fundamental change.

If certain transactions that constitute a change of control occur prior to March 15, 2010, under certain circumstances, we will increase the conversion rate by a number of additional shares for any  conversions of convertible notes in connection with such transaction. The amount of the additional shares will be determined based on the date on which the transaction becomes effective and the price paid per share of our ordinary shares in such transaction as described below under "Description of the Convertible Notes and the Guarantee-Adjustment to Conversion Rate upon Certain Fundamental Changes.`` While the number of additional shares is designed to compensate you for the lost option time value of your convertible notes as a result of such transaction, the amount of the make whole premium is only an approximation of such lost option time value and may not adequately compensate you for such loss. In addition, if the price paid per each of our ordinary shares in the transaction is less than $22.59 or greater than $100.00, the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a convertible note exceed 44.2674 per $1,000 original principal amount of convertible notes, subject to anti-dilution adjustments, regardless of when the transaction becomes effective or of the price paid per each of our ordinary shares in the transaction.

OFFER STATISTICS AND TIMETABLE

The $75,000,000 aggregate principal amount of convertible notes and the 2,634,960 ordinary shares issuable upon conversion of the convertible notes (based on the initial conversion rate, which is subject to adjustment, as described further under "Description of Convertible Notes and the Guarantee-Conversion Rights") are being sold by the selling securityholders listed under "Selling Securityholders."

The offer will be open until such date that is the earliest of (1) March 23, 2007; (2) the date on which all the convertible notes and the ordinary shares issuable upon conversion of the convertible notes may be sold by our non-affiliates pursuant to paragraph (k) of Rule 144 (or any successor provision) under the Securities Act; and (3) the date as of which all the convertible notes or the ordinary shares issuable upon conversion of the convertible notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement of which this prospectus forms a part.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of U.S. securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," "seek," "should," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. These forward-looking statements are or will be, as applicable, based largely on our assumptions, expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

__32__

Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under "Risk Factors" in this prospectus.

Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholder of the convertible notes or the ordinary shares issuable upon conversion.

__33__

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the Nasdaq National Market under the symbol "FLSH." The following table sets forth, for the periods indicated, the high and low closing sales prices of our ordinary shares as reported by the Nasdaq National Market.

Yearly Figures
	High	Low
2000:*	$ 44.25	$ 11.94
2001:	$ 16.56	$ 3.92
2002:	$ 12.59	$ 4.95
2003	$ 22.49	$ 5.20
2004	$ 23.15	$ 11.50

Quarterly Figures

	High	Low
2003:
First Quarter	$ 8.25	$ 5.20
Second Quarter	$ 11.72	$ 6.00
Third Quarter	$ 17.61	$ 11.43
Fourth Quarter	$ 22.49	$ 15.73

2004:
First Quarter	$ 22.00	$ 16.86
Second Quarter	$ 23.15	$ 13.55
Third Quarter	$ 16.50	$ 11.50
Fourth Quarter	$ 19.99	$ 13.85

2005:
First Quarter	$ 26.06	$ 18.65
Second Quarter	$23.54	$ 18.86
Third Quarter	$ 30.39	$ 18.90

Monthly Figures
	High	Low
2005:
Most Recent 6 months:

April 2005	$ 23.54	$18.86
May 2005	$ 22.22	$ 19.60
June 2005	$ 22.80	$ 19.17
July 2005	$ 25.96	$ 18.90
August 2005	$ 26.83	$ 24.27
September 2005	$ 30.39	$ 26.12

*	We effected a two-for-one stock split in September 2000. Accordingly, the share price information for 2000 is adjusted to reflect such stock split.

There is currently no trading market for our ordinary shares outside the United States.

__34__

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all future earnings to finance operations and to expand our business.

Under the provisions of our Articles of Association, the declaration of any final cash dividends in respect of any fiscal period requires shareholder approval, which may reduce but not increase such dividend from the amount proposed by our board of directors; provided that any failure by the shareholders to approve a final dividend will not affect any interim dividend which has been paid. Payments of dividends may be subject to withholding and other taxes.

We have decided to reinvest permanently the amount of tax-exempt income derived from our approved enterprises and not to distribute such income as dividends. In the event that we decide to pay a cash dividend from income that is tax exempt, we would be liable for corporate tax on the amount distributed at the rate of 20%. Cash dividends may be paid by an Israeli company only out of retained earnings as calculated under Israeli law.

RATIO OF EARNINGS TO FIXED CHARGES

We did not have any interest bearing debt or preferred shares outstanding during the years ended December 31, 2000, 2001, 2002, 2003 and 2004. Accordingly, the fixed charges amounted to zero in each of those years and the ratios of earnings to fixed charges are not applicable. The only interest bearing debt that we had outstanding as of March 31, 2005, was the convertible notes issued on March 23, 2005; as a result, the fixed charges accrued during the quarter ended March 31, 2005, and the corresponding ratio of earnings to fixed charges are not material.

DESCRIPTION OF THE CONVERTIBLE NOTES AND THE GUARANTEE

M-Systems Finance  issued the convertible notes under an indenture dated as of March 23, 2005, among M-Systems Finance Inc., M-Systems Flash Disk Pioneers Ltd. and The Bank of New York Trust Company, N.A., as trustee. The convertible notes and the ordinary shares issuable upon conversion of the convertible notes are covered by a registration rights agreement. You may request a copy of the form of convertible notes, the guarantee, the indenture and the registration rights agreement from the trustee.

The following description is only a summary of the material provisions of the convertible notes, the guarantee, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to, and is qualified by reference to, all provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and to all provisions of the guarantee and the registration rights agreement. We urge you to read the convertible notes, the indenture, the guarantee and the registration rights agreement because they, and not this description, define your rights as a holder of the convertible notes.

M-Systems Finance is a wholly-owned subsidiary of M-Systems organized under the laws of the Cayman Islands. For purposes of this "Description of the Convertible Notes and the Guarantee" section only, when we refer to M-Systems, we are referring only to M-Systems Flash Disk Pioneers Ltd., the guarantor of the convertible notes, and not to any of its existing or future subsidiaries. When we refer to M-Systems Finance, we are referring only to M-Systems Finance Inc., the issuer of the convertible notes, and not to any of its existing or future subsidiaries, or any other existing, or any future, subsidiary of M-Systems. When we refer to "our," "us" or "we" in this section, we are referring to both M-Systems and M-Systems Finance.

__35__

General

The convertible notes are unsecured senior obligations of M-Systems Finance and are convertible into M-Systems ordinary shares as described under "-Conversion Rights" below. The convertible notes will mature on March 15, 2035 and are limited to an aggregate principal amount of $75,000,000, subject to reopening at our discretion. See "-Additional Notes" below.

The convertible notes bear interest at a rate of 1.0% per annum on the principal amount of the convertible notes. Interest on the convertible notes shall accrue from the date of issuance of the convertible notes. Interest is payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2005, to holders of record at the close of business on the preceding March 1 and September 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a convertible note, interest ceases to accrue on the convertible notes under the terms and subject to the conditions of the indenture. If any payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue as a result of such delayed payment.

Except as provided below, M-Systems Finance will pay interest on:

● the global notes to The Depository Trust Company, New York, New York, or DTC, in immediately available funds;

● any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

● any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

M-Systems Finance will pay principal on:

● the global notes to DTC in immediately available funds; and

● any definitive notes at M-System Finance's office or agency in New York City, which initially will be the office or agency of the trustee in New York City. See "-Form, Denomination and Registration."

The indenture restricts M-Systems Finance from incurring other indebtedness for borrowed money (except in connection with the potential issuance of additional securities that have the same ranking, interest rate and other terms as the convertible notes as described in the indenture, and except in connection with intercompany loans from a member of the M-Systems Finance "group" as described in the indenture). The indenture does not, however, contain any other financial covenants or other restrictions applicable to us or any of our existing or future subsidiaries. The indenture contains no covenants or other provisions to protect holders of the convertible notes in the event of a highly leveraged transaction or fundamental change of M-Systems, except to the extent described under "-Repurchase of the Convertible Notes at Option of the Holder upon a Fundamental Change" below.

Description of the Guarantee

M-Systems will fully, irrevocably and unconditionally guarantee the punctual payment when due, whether at maturity, upon redemption or by acceleration or otherwise, of the principal of and interest (including any additional amounts payable with respect to defaults related to our obligations under the registration rights agreement and amounts in respect of taxes as provided herein), if any, on the convertible notes and all other obligations of M-Systems Finance to the holders and to the trustee under the convertible notes and the indenture. The guarantee is an unsecured senior obligation of M-Systems. See``-Ranking."

Ranking

The convertible notes are unsecured senior obligations of M-Systems Finance and are equal in right of payment with all of M-Systems Finance's unsubordinated indebtedness and senior in right of payment to all of M-Systems Finance's subordinated indebtedness.

__36__

The convertible notes and the guarantee are effectively subordinated to any secured indebtedness of M-Systems to the extent of the value of the assets which secure such indebtedness. In addition, since none of our existing or future subsidiaries are guaranteeing the convertible notes or the guarantee, the convertible notes and the guarantee are be effectively subordinated to claims against our subsidiaries (other than M-Systems Finance) or their assets.

Assuming the offering of the convertible notes had been completed as of December 31, 2004, we would have had no indebtedness for borrowed money outstanding as of that date (other than M-Systems Finance's indebtedness in respect of the convertible notes and M-Systems` obligations under the guarantee of the convertible notes).

Additional Notes

M-Systems Finance may, without the consent of the holders of the convertible notes, increase the aggregate principal amount of the convertible notes by issuing additional notes in the future and on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes. The convertible notes registered under this prospectus and any such additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued under the same indenture as the convertible notes if any event of default has occurred and is continuing with respect to the convertible notes offered hereby.

Conversion Rights

Holders may convert their convertible notes into M-Systems ordinary shares at an initial conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $28.46 per ordinary share.

The conversion rate and the conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's convertible notes so long as the principal amount of convertible notes converted is an integral multiple of $1,000.

Upon conversion of a convertible note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of ordinary shares into which the convertible note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy M-Systems Finance's obligation to pay the principal amount of the convertible note and any accrued and unpaid interest on such convertible note. For a discussion of the tax treatment to a holder of receiving ordinary shares of M-Systems upon conversion, see "Certain Material U.S. Federal Income Tax Considerations." We are not required to issue fractional ordinary shares upon conversion of convertible notes and, in lieu of fractional shares, M-Systems Finance will pay a cash adjustment based upon the market price of the ordinary shares on the last trading day prior to the date of conversion.

If a holder converts convertible notes, M-Systems Finance will pay any documentary, stamp or similar issue or transfer tax due on the issue of M-Systems ordinary shares upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the convertible notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the convertible notes into ordinary shares of M-Systems. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full ordinary shares into which any convertible notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent.

__37__

If M-Systems Finance calls any of the convertible notes for redemption, holders of convertible notes called for redemption will not be entitled to convert the convertible notes called for redemption after the close of business on the business day immediately preceding the redemption date. If a holder has already delivered a purchase notice as described under either "-Purchase of Convertible Notes By M-Systems Finance at the Option of the Holder" or "-Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change" with respect to a convertible note, however, the holder may not surrender that convertible note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Holders of convertible notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such convertible notes at any time after the close of business on the applicable regular record date. Convertible notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the record holder is to receive on the convertible notes; provided, however, that no such payment need be made (1) if M-Systems Finance has specified a redemption date that is after a record date and on or prior to the next interest payment date (or on or between March 15, 2008 and March 20, 2008 or on or between March 15, 2010 and March 20, 2010), (2) if M-Systems Finance has specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest for a prior period exists at the time of conversion with respect to such convertible note.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

●      the issuance of M-Systems ordinary shares as a dividend or distribution on M-Systems ordinary shares;

●      certain subdivisions, splits and combinations of M-Systems ordinary shares;

●      the issuance to all holders of M-Systems ordinary shares of certain rights (other than pursuant to a shareholder rights plan) or warrants to purchase M-Systems ordinary shares for a period  expiring 60 days or less from the date of issuance of such rights or warrants (or securities convertible into M-Systems ordinary shares) at less than (or having a conversion price per share less than) the then-current market price of M-Systems ordinary shares (determined in accordance with the indenture), provided that the conversion rate will be readjusted to the extent that such rights, warrants or securities are not exercised prior to expiration;

●      the dividend or other distribution by M-Systems to all holders of M-Systems ordinary shares of shares of M-Systems capital stock (other than ordinary shares) or evidences of M-Systems' indebtedness or its assets (including securities, but excluding M-Systems ordinary shares, those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or dividends or distributions paid exclusively in cash);

●      dividends or other distributions by M-Systems consisting exclusively of cash to all holders of M-Systems ordinary shares; and

●      payments to holders of M-Systems ordinary shares pursuant to a tender or exchange offer made by M-Systems or any of its subsidiaries to the extent that the consideration paid per M-Systems ordinary share in such offer exceeds the market price (determined in accordance with the indenture) of M-Systems ordinary shares.

__38__

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Adjustments that are required to be made to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to adjust the conversion rate if holders of convertible notes may participate in the applicable transaction as holders.

In the case of any recapitalization, reclassification or change of M-Systems ordinary shares (other than changes resulting from a subdivision, split or combination), a consolidation, merger or combination involving M-Systems, a sale, conveyance or lease to another corporation of all or substantially all of M-Systems' property and assets, or any statutory share exchange, in each case as a result of which holders of M-Systems ordinary shares are entitled to receive stock, other securities, or other property or assets (including cash or any combination thereof) with respect to or in exchange for M-Systems ordinary shares, the holders of the convertible notes then outstanding will be entitled thereafter to convert those convertible notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange had such convertible notes been converted into M-Systems ordinary shares immediately prior to such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. M-Systems may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of M-Systems ordinary shares or other transaction occurs which results in any adjustment of the conversion price, the holders of convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of ordinary shares. See "Certain Material U.S. Federal Income Tax Considerations."

We may from time to time, to the extent permitted by law, at our option, decrease the conversion price of the convertible notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as M-Systems Finance's or M-Systems' board of directors deems advisable to avoid or diminish any income tax to holders of M-Systems ordinary shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Adjustment to Conversion Rate upon Certain Fundamental Changes

If and only to the extent a holder elects to convert its convertible notes in connection with a transaction that is a fundamental change as described under the first bullet point or clause (a) of the second bullet point under the definition of a fundamental change below under "-Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change" (or in connection with a transaction that would have been a fundamental change under such provisions but for the existence of the 110% trading price exception (as defined below)) that occurs on or prior to March 15, 2010 and pursuant to which 10% or more of the consideration for M-Systems ordinary shares (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the NASDAQ National Market and as a result of which the convertible notes become convertible into such consideration, which is referred to as a "non-stock change of control," M-Systems Finance will increase the conversion rate as described below. For purposes of this section, "in connection" with a fundamental change shall mean transactions where M-Systems is a party to a consolidation, merger or share exchange pursuant to which M-Systems ordinary shares would be converted into cash, property or other securities, if a conversion notice completed in accordance with the indenture is received by the conversion agent from the holder surrendering such holder's convertible notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction.

__39__

The increase in the conversion rate will be expressed as a number of additional shares issuable upon conversion per $1,000 principal amount of convertible notes (the "additional shares") that will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the "effective date") and the price (the "stock price") paid per M-Systems ordinary share in such non-stock change of control. If holders of M-Systems ordinary shares receive only cash in such transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of M-Systems ordinary shares on the five trading days prior to but not including the effective date of such non-stock change of control.

The stock prices set forth in the first row of the table below under the heading "Stock Price" will be adjusted as of any date on which the conversion rate of the convertible notes is adjusted, as described above under "-Conversion Rate Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "-Conversion Rate Adjustments."

The following table sets forth hypothetical stock prices and the number of additional ordinary shares issuable per $1,000 principal amount of convertible notes:

Effective Date of Non-Stock Change of Control	Stock Price
	$22.59	$25.00	$28.00	$31.00	$34.00	$37.00	$40.00	$55.00	$70.00	$85.00	$100.00
March 15, 2005......	9.135	7.383	5.762	4.571	3.675	2.990	2.458	1.036	0.498	0.257	0.136
March 15, 2006......	9.135	7.363	5.590	4.307	3.360	2.651	2.112	0.763	0.317	0.143	0.066
March 15, 2007......	9.135	7.123	5.133	3.726	2.721	1.998	1.475	0.350	0.096	0.030	0.008
March 15, 2008......	9.135	7.002	4.434	2.585	1.219	0.354	0.000	0.000	0.000	0.000	0.000
March 15, 2009......	9.135	6.915	4.395	2.529	1.192	0.347	0.000	0.000	0.000	0.000	0.000
March 15, 2010......	9.135	4.867	0.581	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
March 16, 2010......	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

The stock prices and additional share amounts set forth above are based upon an ordinary share price of $22.59 at March 17, 2005 and an initial conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes.

The exact stock prices and effective dates may not be set forth in the table, in which case:

● if the stock price is between two stock price amounts set forth in the table or the effective date is between two dates set forth in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

● if the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

● if the stock price is less than $22.59 per share (subject to adjustment), no additional shares will be issued upon conversion.

In no event will we be required to make any adjustments to the conversion rate in respect of a fundamental change as contemplated by this subsection at any time after March 15, 2010.

__40__

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a non-stock change of control constituting a public acquirer change of control (as defined below), we may, in lieu of issuing additional shares upon conversion as described in "-Adjustment to Conversion Rate upon Certain Fundamental Changes" above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the convertible notes will be entitled to convert their convertible notes (subject to the satisfaction of the conditions to conversion described under "-Conversion Rights") into shares of public acquirer common stock (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

● the conversion rate in effect immediately prior to the effective date of such fundamental change, times

● the average of the quotients obtained, for each trading day in the 5 consecutive trading day period ending on the trading day immediately preceding the effective date of such public acquirer change of control (the "valuation period"), of:

(i) the "acquisition value" (as defined below) of ordinary shares of M-Systems on each such trading day in the valuation period, divided by

(ii) the last reported sale price of the acquirer common stock on each such trading day in the valuation period.

The "acquisition value" of M-Systems ordinary shares means, for each trading day in the valuation period, the value of the consideration paid per M-Systems ordinary share in such public acquirer change of control, as follows:

(a)   for any cash, 100% of the face amount of such cash;

(b) for any acquirer common stock, 100% of the last reported sale price of such acquirer common stock on such trading day; and

(c) for any other securities, assets or property, 102% of the fair market value of such security, asset or property on such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments if any of the events described above under "-Conversion Rate Adjustments" occurs thereafter.

A "public acquirer change of control" means any event constituting a fundamental change that would otherwise obligate M-Systems Finance to increase the conversion rate as described above under  "-Adjustment to Conversion Rate upon Certain Fundamental Changes" and where the acquirer has a class of common stock, ordinary shares or other common equity, or ADRs, traded on a U.S. national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the "public acquirer common stock"). If an acquirer does not itself have a class of common stock, ordinary shares or other common equity, or ADRs, satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock, ordinary shares or other common equity, or ADRs, satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock, ordinary shares or other common equity, or ADRs. Ownership of a majority of the acquirer for these purposes means having "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act, as amended) of more than 50% of the total voting power of all shares of the respective entity's capital stock that are entitled to vote generally in the election of directors.

Upon a public acquirer change of control, if M-Systems Finance so elects, holders may convert their convertible notes (subject to the satisfaction of the conditions to conversion described under "-Conversion Rights" above) at the adjusted conversion rate described in the first paragraph under this heading but will not be entitled to receive additional shares upon conversion as described under "-Adjustment to Conversion Rate Upon Certain Fundamental Changes." M-Systems Finance is required to notify holders of M-Systems Finance's election in its notice to holders of such transaction.

__41__

In addition, upon a public acquirer change of control, in lieu of converting convertible notes, the holder can, subject to certain conditions, require M-Systems Finance to repurchase all or a portion of its convertible notes as described below under ``-Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change.``

Provisional Redemption

Beginning on March 15, 2008 and prior to March 15, 2010, M-Systems Finance may redeem for cash the convertible notes in whole or in part, at any time upon at least 30 and not more than 60 days` notice by mail to each registered holder of convertible notes being redeemed, at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed plus accrued but unpaid interest (including additional amounts, if any) to, but excluding, the redemption date, if the last reported sale price of M-Systems ordinary shares has exceeded 130% of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption.

Notwithstanding the foregoing, if the redemption date is also an interest payment date, the interest becoming due on such date will instead be payable to the holders of record as of the applicable record date for such interest payment.

If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those convertible notes or portions of convertible notes called for redemption.

If M-Systems Finance decides to redeem fewer than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate and in such manner as complies with any applicable requirements of the principal national securities exchange, if any, on which the convertible notes are listed. If the trustee selects a portion of a holder`s convertible notes for partial redemption and such holder converts a portion of its convertible notes after this selection and prior to redemption, the converted portion will be deemed to be from the portion selected for redemption.

Optional Redemption

M-Systems Finance may redeem the convertible notes, in whole or in part, at any time on or after March 15, 2010 at a redemption price in cash equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including additional amounts, if any) to but excluding the redemption date.

Notwithstanding the foregoing, if the redemption date is also an interest payment date, the interest becoming due on such date will instead be payable to the holders of record as of the applicable record date for such interest payment.

M-Systems Finance will provide not less than 30 nor more than 60 days` notice of redemption by mail to each registered holder of convertible notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those convertible notes or portions of convertible notes called for redemption.

If M-Systems Finance decides to redeem fewer than all of the outstanding convertible notes, the trustee will select the convertible notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate and in such manner as complies with any applicable requirements of the principal national securities exchange, if any, on which the convertible notes are listed. If the trustee selects a portion of a holder`s convertible notes for partial redemption and such holder converts a portion of its convertible notes after this selection and prior to redemption, the converted portion will be deemed to be from the portion selected for redemption.

M-Systems Finance may not redeem the convertible notes if M-Systems Finance has failed to pay any interest (including additional amounts, if any) on the convertible notes when due and such failure to pay is continuing. M-Systems Finance will notify all of the record holders if M-Systems Finance redeems any of the convertible notes.

__42__

Purchase of Convertible Notes by Us at the Option of the Holders

Holders have the right to require M-Systems Finance to purchase all or a portion of their convertible notes on March 15, 2010, March 15, 2015, March 15, 2020, March 15, 2025 and March 15, 2030. The purchase price payable will be equal to 100% of the principal amount of the convertible notes to be purchased plus any accrued and unpaid interest to but excluding the purchase date.

M-Systems Finance will be required to purchase any outstanding convertible notes for which a holder timely delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, M-Systems Finance will not be obligated to purchase the related convertible notes. Also, as described in the "Risk Factors" section of this prospectus, M-Systems Finance may not have funds sufficient to purchase the convertible notes when M-Systems Finance is required to do so and M-Systems may not have funds sufficient to honor its guarantee.

On or before the 20th business day prior to each purchase date, M-Systems Finance will provide to the trustee, any paying agent and to all holders of the convertible notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

● the name and address of the trustee, any paying agent and the conversion agent; and

● the procedures that holders must follow to require M-Systems Finance to purchase their convertible notes.

The purchase notice given by each holder electing to require M-Systems Finance to purchase their convertible notes must state:

● in the case of convertible notes in certificated form, the certificate numbers of the holder's convertible notes to be delivered for purchase;

● the portion of the principal amount of convertible notes to be purchased, in integral multiples of $1,000; and

● that the convertible notes are to be purchased by M-Systems Finance pursuant to the applicable provision of the convertible notes and the indenture.

If the convertible notes are not in certificated form, the holder's notice must comply with appropriate DTC procedures.

Simultaneously with providing such notice, M-Systems Finance will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as M-Systems Finance may use at that time.

No convertible notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the convertible notes.

You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the purchase date. The notice of withdrawal must state:

● the principal amount of the withdrawn convertible notes;

● if certificated convertible notes have been issued, the certificate numbers of the withdrawn convertible notes; and

● the principal amount, if any, which remains subject to the purchase notice.

If the convertible notes are not in certificated form, your notice must comply with appropriate DTC procedures.

__43__

You must either effect book-entry transfer or deliver the convertible notes, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the convertible notes. If the trustee or any paying agent holds money or securities sufficient to pay the purchase price of the convertible notes on the business day following the purchase date, then:

● the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible notes are delivered to the paying agent); and

● all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the convertible notes).

Repurchase of Convertible Notes at Option of the Holder upon a Fundamental Change

If a fundamental change (as defined below) occurs, each holder of convertible notes will have the right to require M-Systems Finance to purchase that holder's convertible notes not previously called for redemption, or any portion of those convertible notes that is equal to an integral multiple of $1,000, on the date that is 45 days after the date M-Systems Finance gives notice at a purchase price equal to 100% of the principal amount of the convertible notes to be purchased, plus any accrued and unpaid interest to but excluding the purchase date.

Within 30 days after the occurrence of a fundamental change, M-Systems Finance is required to give notice to all holders of convertible notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. M-Systems Finance must also deliver a copy of the notice to the trustee. To exercise the repurchase right, a holder of convertible notes must deliver prior to or on the 30th day after the date of the notice, irrevocable written notice to the trustee of the holder's exercise of its repurchase right, together with the convertible notes, if certificated, with respect to which the right is being exercised.

A "fundamental change" will be deemed to have occurred at such time after the original issuance of the convertible notes when as any of the following has occurred:

●     the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, share exchange, merger or other acquisition transaction or series of transactions of shares of M-Systems' share capital entitling that person to exercise 50% or more of the total voting power of all of M-Systems' share capital entitled to vote generally in elections of directors, other than any acquisition by M-Systems, any of M-Systems' subsidiaries or any of M-Systems' or its subsidiaries employee benefit plans;

●     (a) consummation of any share exchange, consolidation or merger by M-Systems with any person pursuant to which M-Systems ordinary shares are converted into cash, securities or  other property, or any sale, lease or direct or indirect transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of M-Systems and its subsidiaries taken as a whole to any person (other than a subsidiary of M-Systems); provided, however, that, in each case under this clause (a), any transaction where the holders of M-Systems ordinary shares immediately prior to such transaction have entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing, surviving or transferee corporation immediately after such transaction shall not constitute a fundamental change; or (b) a change in the composition of the board of directors of M-Systems, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been members of M-Systems' board of directors on the corresponding calendar day of the second preceding year (the "Original Directors") or (ii) were nominated for election or appointed to the board of directors of M-Systems by a majority of the aggregate of the Original Directors and other directors nominated or appointed in the manner described in this clause (ii);

●     M-Systems ordinary shares (or other share capital into which the convertible notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the NASDAQ National Market; or

__44__

●     M-Systems or its shareholders pass a resolution approving a plan of liquidation or dissolution of M-Systems.

However, a fundamental change will not be deemed to have occurred if:

●     the daily market price per M-Systems ordinary share for any five trading days within the period of 10 consecutive trading days beginning immediately after the later of the fundamental change or the public announcement of the fundamental change (in the case of a fundamental change described under the first bullet point above or under (b) of the second bullet point above) or the period of 10 consecutive trading days ending immediately before the fundamental change (in the case of a fundamental change described under (a) of the second bullet point above) shall equal or exceed 110% of the conversion price of the convertible notes in effect on the date of the fundamental change or the public announcement of the fundamental change, as applicable (the "110% trading price exception"); or

●     in the case of a fundamental change described under the second bullet point above, at least 90% of the consideration (excluding cash payments for fractional shares and cash payment made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the fundamental change consists of securities that are, or upon issuance will be, traded on a U.S. national securities exchange or quoted on the NASDAQ National Market.

The beneficial owner shall be determined in accordance with Rule 13d-3 under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the convertible notes. M-Systems Finance will comply with this rule to the extent applicable to it at that time.

We may, to the extent permitted by applicable law, at any time purchase convertible notes in the open market or by tender at any price or by private agreement. Any convertible notes so purchased may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any convertible notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the convertible notes if highly leveraged or other transactions involving us occurs that may adversely affect holders.

Our ability to repurchase convertible notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure the holders that M-Systems Finance or M-Systems will have  the financial resources, or would be able to arrange financing, to pay the repurchase price for all the convertible notes that might be delivered by holders of convertible notes seeking to exercise the repurchase right. Any failure to repurchase the convertible notes when required would result in an event of default under the indenture, whether or not such repurchase is permitted by the provisions of the indenture. Any such default may, in turn, cause a default under other debt. See "-Ranking" above.

The definition of fundamental change includes the sale, lease or transfer of all or substantially all of M-Systems' assets. There is no precise, established legal definition of the phrase "substantially all." The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase "substantially all," we cannot assure you how a court would interpret this phrase if a holder elects to exercise its rights following the occurrence of a transaction that such holder believes constitutes a transfer of "substantially all" of M-Systems` assets. Accordingly, a holder's ability to require M-Systems Finance to repurchase convertible notes as a result of the sale of less than all of M-Systems` assets may be uncertain.

__45__

Consolidation, Merger and Sale of Assets

M-Systems may without the consent of the holders of convertible notes, consolidate with, merge into or transfer all or substantially all of its assets to any corporation, limited liability company, partnership or trust organized (1) under the laws of the United States, any state thereof or the District of Columbia, or (2) under a jurisdiction outside of the United States if the entity has common stock, ordinary shares or common equity, or ADRs representing common stock, ordinary shares or common equity, traded on a U.S. national securities exchange or the NASDAQ National Market, provided that:

● the successor entity assumes all of M-Systems' obligations under the indenture and the guarantee;

● either M-Systems Finance remains an obligor in respect of the convertible notes or a successor entity assumes all the obligations of M-Systems Finance under the indenture and the convertible notes;

● at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing;

● an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, shall have been delivered to the trustee; and

● M-Systems Finance shall have delivered to the trustee an opinion or opinions of counsel of a nationally recognized law firm or firms to the effect that the holders of the convertible notes will not recognize income, gain or loss for U.S. federal income or Israeli tax purposes as a result of such consolidation, merger or transfer of assets and will be subject to U.S. federal income and Israeli tax on the same amount and in the same manner and at the same times as would have been the case if such consolidation, merger or transfer of assets had not occurred.

The indenture will provide that so long as any convertible notes are outstanding, all of M-System Finance's capital stock will be owned directly or indirectly by M-Systems or its successor.

Information Requirement

We will agree that for a period until March 2007, during any period in which M-Systems is not subject to the reporting requirements of the Exchange Act, to make available to holders of the convertible notes, or beneficial owners of interests therein, or any prospective purchaser of the convertible notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of convertible notes or beneficial interests in the convertible notes.

Events of Default

Each of the following will constitute an event of default under the indenture:

● M-System Finance's failure to pay when due the principal on any of the convertible notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

● M-System Finance's failure to pay an installment of interest (including additional amounts or liquidated damages, if any) on any of the convertible notes for 30 days after the date when due;

● M-Systems' failure to perform its obligations under the guarantee;

● M-Systems' failure to deliver ordinary shares when those ordinary shares are required to be delivered following conversion of a convertible note, and that failure continues for 10 days;

● our failure to perform or observe any other term, covenant or agreement contained in the convertible notes or the indenture or the guarantee for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding;

__46__

● our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $10 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the convertible notes then outstanding;

● our failure to give timely notice of a fundamental change; and

● certain events of our bankruptcy, insolvency or reorganization.

If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the convertible notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the convertible notes then outstanding may declare the convertible notes due and payable at their principal amount together with accrued and unpaid interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of convertible notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the convertible notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of convertible notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of convertible notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

● in any payment, including principal of, interest on, or premium, if any (including any additional amounts), on the convertible notes;

● in respect of the conversion rights of the convertible notes; or

● in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each convertible note affected as described in "-Modification, Waiver and Meetings" below.

Holders of a majority in aggregate principal amount of the convertible notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the convertible notes represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified to its satisfaction by the holders of convertible notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the convertible notes to pursue remedies with respect to the indenture and the convertible notes are subject to a number of additional requirements set forth in the indenture.

The right of any holder:

● to receive payment of principal and interest (including additional amounts, if any), payments required by exercise of M-System Finance's option to purchase convertible notes or the holders' rights to require M-Systems Finance to purchase the convertible notes, the fundamental change purchase price in respect of the convertible notes held by that holder on or after the respective due dates expressed in the convertible notes;

● to convert those convertible notes; or

● to bring suit for the enforcement of any such payment on or after the respective due dates expressed in the convertible notes and the right to convert,

will not be impaired or adversely affected without that holder's consent.

__47__

The indenture provides that the trustee shall, within 90 days of the occurrence of a default of which it has actual knowledge, give to the registered holders of the convertible notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the convertible notes when due or in the payment of any redemption or repurchase obligation.

M-Systems Finance is required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, M-Systems Finance is required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any such default or event of default.

Additional Tax Amounts

Neither M-Systems Finance as the issuer nor M-Systems as the guarantor will withhold or deduct from payments made with respect to the convertible notes on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any Cayman Islands, United States or Israeli taxing authority unless such withholding or deduction is required by law.

In the event that we are required to withhold or deduct on account of any such taxes from any payment made under or with respect to the convertible notes, M-Systems Finance or M-Systems, as the case may be, will pay such additional tax amounts so that the net amount received by each holder of convertible notes, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.

Additional tax amounts will not be payable with respect to a payment made to a holder of convertible notes to the extent of:

(1)   any tax imposed by the United States or by any political subdivision or taxing authority thereof or therein;

(2) any taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the holder or beneficial owner of a convertible note (or between fiduciary, settler, beneficiary, member or shareholder of, or possessor of power over, the holder or beneficial owner of such convertible note, if the holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant taxing jurisdictions (other than the mere receipt of such payment, or the ownership or holding of, or the execution, delivery, registration or enforcement of, such convertible note);

(3) any estate, inheritance, gift, sales/excise, transfer or personal property tax or similar tax, assessment or governmental charge, except as provided in the indenture;

(4) any taxes payable otherwise than by deduction or withholding from payments under or with respect to a convertible note or the guarantee of a convertible note;

(5) any taxes that would not have been so imposed, deducted or withheld if the holder or beneficial owner of the convertible note or beneficial owner of any payment on the convertible note or the guarantee of such convertible note had (i) made a declaration of non-residence, or any other claim or filing for exemption, to which  it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant taxing jurisdiction of such holder or beneficial owner of such convertible note or any payment on such convertible note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the taxing jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such taxes, (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the taxing jurisdiction, holders at that time have been notified by us or any other person through whom payment may be made that a declaration of nonresidence or other claim or filing for exemption or such compliance is required to be made and (z) holders shall not be required to deliver any certification, declaration or other documentation that it is not legally able to deliver);

__48__

(6) any taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the convertible note for payment within 30 days after the date on which such payment or such convertible note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to additional amounts had the convertible note been presented on the last day of such 30-day period); or

(7) any payment under or with respect to a convertible note to any holder that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment or convertible note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or convertible note would not have been entitled to the additional tax amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such convertible note.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of convertible notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the convertible notes) may be modified or amended by us and the trustee, without the consent of the holder of any convertible notes, for the purposes of, among other things:

● adding to our covenants for the benefit of the holders of convertible notes;

● surrendering any right or power conferred upon us;

● providing for conversion rights of holders of convertible notes if any reclassification or change of M-Systems' ordinary shares or any consolidation, merger or sale of all or substantially all of our assets occurs;

● providing for the assumption of our obligations to the holders of convertible notes in the case of a merger, consolidation, conveyance, transfer or lease;

● reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of convertible notes in any material respect;

● complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

● making any changes or modifications to the indenture necessary in connection with the registration of the convertible notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the convertible notes in any material respect;

● curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; or

● adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of convertible notes in any material respect.

Modifications and amendments to the indenture or to the terms and conditions of the convertible notes may also be made, and noncompliance by us with any provision of the indenture or the convertible notes may be waived, either:

● with the written consent of the holders of at least a majority in aggregate principal amount of the convertible notes at the time outstanding; or

● by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the convertible notes represented at such meeting.

__49__

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each convertible note affected:

● change the maturity of the principal of or any installment of interest on any convertible note (including any payment of liquidated damages);

● reduce the principal amount of, or any premium, if any, on any convertible note;

● reduce the interest rate or interest (including any liquidated damages) on any convertible note;

● change the currency of payment of principal of, premium, if any, or interest on any convertible note;

● impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any convertible note;

● modify M-System Finance's obligations to maintain an office or agency in the City of New York;

● except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely modify the conversion rights of holders of the convertible notes;

● adversely modify any repurchase option of holders;

● reduce the percentage in aggregate principal amount of convertible notes outstanding necessary to modify or amend the indenture or to waive any past default;

● modify the guarantee in a manner adverse to the holders of the convertible notes; or

● reduce the percentage in aggregate principal amount of convertible notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of convertible notes at which a resolution is adopted.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the convertible notes at the time outstanding.

Satisfaction and Discharge

M-Systems Finance may discharge M-System Finance's obligations under the indenture while convertible notes remain outstanding, subject to certain conditions, if:

● all outstanding convertible notes have become due and payable or will become due and payable at their scheduled maturity within one year; or

● all outstanding convertible notes are scheduled for redemption within one year,

and, in either case, M-Systems Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding convertible notes on the date of their scheduled maturity or the scheduled date of redemption.

Form, Denomination and Registration

The convertible notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes: Book-Entry Form  The convertible notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

A qualified institutional buyer as defined in Rule 144A under the Securities Act ("QIB") may hold its interests in a global note directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

__50__

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited.

M-Systems Finance will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the convertible notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in convertible notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

If you would like to convert your convertible notes into ordinary shares pursuant to the terms of the convertible notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the convertible notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of convertible notes, including, without limitation, the presentation of convertible notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the convertible notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and  dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the convertible notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by M-Systems Finance within 90 days, M-Systems Finance will cause convertible notes to be issued in definitive form in exchange for the global notes.

__51__

None of us, the trustee or any of our or their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes. The convertible notes represented by a global note will be exchangeable for convertible notes in definitive registered form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

● DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

● M-Systems Finance, at M-System Finance's option, notify the trustee in writing that M-Systems Finance elect to issue the convertible notes in definitive registered form in exchange for all or any part of the convertible notes represented by the global notes; or

● there is, or continues to be, an event of default and the registrar has received a request from DTC for the issuance of definitive notes in exchange for the global notes.

Any convertible note that is exchangeable pursuant to the preceding sentence is exchangeable for convertible notes registered in the names which DTC will instruct the trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of convertible notes will be given by mail to the addresses of holders of the convertible notes as they appear in the note register.

Governing Law

The indenture, the guarantee, the convertible notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

The Bank of New York, as trustee under the indenture, has been appointed by M-Systems Finance as paying agent, conversion agent, registrar and custodian with regard to the convertible notes. American Stock Transfer & Trust Company is the transfer agent and registrar for M-Systems ordinary shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We filed with the SEC, at M-System Finance's expense, a shelf registration statement covering the guarantee, the resales by holders of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes. This prospectus is part of the shelf registration statement. Under the terms of the registration rights agreement, we agreed to use our best efforts to:

● file such shelf registration statement with the SEC within 120 days after the earliest date of original issuance of any of the convertible notes;

● cause such registration statement to become effective as promptly as is practicable, but in no event later than 210 days after the earliest date of original issuance of any of the convertible notes; and

__52__

● keep the registration statement effective until such date that is the earliest of (1) the second anniversary of the date of the indenture or, if later, the second anniversary of the last date on which any convertible notes are issued upon exercise of the initial purchasers' option; (2) the date on which all the convertible notes and the ordinary shares issuable upon conversion of the convertible notes may be sold by our non-affiliates pursuant to paragraph (k) of Rule 144 (or any successor provision) under the Securities Act; and (3) the date as of which all the convertible notes or the ordinary shares issuable upon conversion of the convertible notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement.

M-Systems Finance agreed to provide to each registered holder copies of the prospectus contained in the shelf registration statement, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes. A holder who sells convertible notes or ordinary shares issued upon conversion of the convertible notes pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

We may suspend the holders` use of the prospectus for a period not to exceed 60 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we possess material non-public information the disclosure of which would be seriously detrimental to us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the convertible notes of the existence of such a suspension. Each holder, by its acceptance of a convertible note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If,

● on the 120th day following the earliest date of original issuance of any of the convertible notes, the shelf registration statement has not been filed with the SEC; or

● on the 210th day following the earliest date of original issuance of any of the convertible notes, the shelf registration statement is not declared effective; or

● the registration statement shall cease to be effective or fail to be usable (other than pursuant to a suspension, and other than as a result of the need to file a post-effective amendment to add or modify selling securityholder information at the request of holders) without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

● prior to or on the 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated

(each, a "registration default"), additional interest as liquidated damages will accrue on the convertible notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

● an additional .25% of the principal amount to and including the 90th day following such registration default; and

● an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%.

__53__

The specific provisions relating to the registration described above are contained in the registration rights agreement which was entered into on the closing of the initial offering of the convertible notes.

No Liability For Certain Persons

No director, officer, employee or shareholder of M-Systems or M-Systems Finance will have any liability for any obligations under the convertible notes, the guarantee, the indenture or the registration rights agreement based on or by reason of such obligations or their creation. To the extent permitted by law, each holder, by accepting a convertible note, waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

__54__

CAPITALIZATION

The following table sets forth M-Systems' capitalization at March 31, 2005.

The following table excludes:

● options to purchase an aggregate of 6,155,645 ordinary shares outstanding as of March 31, 2005, at a weighted average exercise price of $12.23 (of which options to purchase an aggregate of 1,317,331 ordinary shares were exercisable as of such date); and

● a total of 3,342,165 shares reserved for future issuance under our stock option and employee stock purchase plans as of March 31, 2005.

You should read this table in conjunction with our consolidated financial statements and the related notes included therein.

As of March 31, 2005 (Unaudited)
(dollars in thousands)
Short term debt	-
Long term debt	-
Convertible senior notes	$71,301
Share capital: Authorized-100,000,000 ordinary shares; Issued and outstanding- 35,993,747 ordinary shares	10
Additional paid-in capital	300,288
Accumulated deficit	(25,942)
Total shareholders' equity	274,356

Total capitalization	$345,657

__55__

DESCRIPTION OF SHARE CAPITAL

The registered share capital of M-Systems consists of a single class of 100 million ordinary shares, par value NIS 0.001 per share. On December 31, 2004, we had outstanding 35,508,648 ordinary shares, and director and employee stock options (which options expire at the earliest in January 2006 and the latest in December 2014) to purchase an aggregate of 6,538,575 ordinary shares at a weighted average exercise price of $11.59 (of which options to purchase an aggregate of 1,439,631 ordinary shares were exercisable as of such date). Our ordinary shares do not have preemptive rights.

The following description of our share capital and certain provisions of our Articles of Association is a summary. The description below is qualified in its entirety by the provisions of our Articles of Association, which have been filed as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

Rights, Preferences and Restrictions on Shares

The Articles of Association of M-Systems authorize one class of shares, which are our ordinary shares. We may declare a dividend to be paid to the holders of our ordinary shares and allocated among them in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective shareholdings, without taking into account any premium paid for the shares. Our Board of Directors may declare dividends only out of retained earnings, or earnings derived over the two most recent fiscal years, whichever is higher. Our Articles of Association provide that our Board of Directors may propose a final dividend in respect of any fiscal period but that such dividend shall be payable only after approved by our shareholders. All unclaimed dividends may be invested or otherwise used by the Board of Directors for our benefit until those dividends are claimed. In the event an unclaimed dividend is claimed, only the principal amount of the dividend will be paid to the person entitled to the dividend.

If we liquidate, after satisfying liabilities to creditors and subject to the rights of holders of shares, if any, with any special rights upon winding up, our assets will be distributed to the holders of ordinary shares in proportion to their holdings.

Holders of ordinary shares have one vote for each paid-up ordinary share held of record on all matters submitted to a vote of our shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Our Articles of Association provide that directors are elected by an ordinary resolution of a general meeting of our shareholders. Our ordinary shares do not have cumulative voting rights in the election of directors. Accordingly, the holders of ordinary shares representing more than 50% of the voting power in our company have the power to elect all directors.

We may, subject to the applicable provisions of the Israeli Companies Law of 1999, or the Companies Law, issue redeemable shares and subsequently redeem them. In addition, our Board of Directors may make calls upon shareholders in respect of any sum that has not been paid up in respect of any shares held by those shareholders.

Modifications of Share Rights

Under our Articles of Association, the rights attached to any class may be varied by adoption of the necessary amendment of our Articles of Association, provided that the holders of shares of the affected class approve the change by a class meeting in which the holders of at least 75% of the shareholders present at the meeting, in person or by proxy, and voting on the issue approve the change. Our Articles of Association differ from the Companies Law in this respect, as under the law changes in the rights of shareholders require the consent of at least 50% of the voting power of the affected class represented at the meeting and voting on the change. Our Articles of Association require for quorum at a meeting of a particular class of shares the presence of two shareholders holding at least 25% of the voting power of that class. Our Articles of Association may be amended by majority of the voting power of our company represented at a shareholders meeting and voting thereon, except that the provisions of our Articles of Association relating to mergers and acquisitions can only be amended by a vote of 75% of the voting power of our company represented at a meeting and voting thereon.

__56__

Shareholders Meetings and Resolutions

We are required to hold an annual general meeting of our shareholders once every calendar year, but no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as extraordinary general meetings. Our Board of Directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or without the State of Israel, as it may be determined. In addition, the Companies Law provides that the board of directors of a public company is required to convene an extraordinary meeting upon the request of (a) any two directors of the company or one quarter of the company's board of directors or (b) one or more shareholders holding, in the aggregate, (i) five percent of the outstanding shares of the company and one percent of the voting power in the company or (ii) five percent of the voting power in the company.

The quorum required by our Articles of Association for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% of the voting power in our company. This percentage requirement complies with the Companies Law; however, it differs from the Nasdaq requirement of 33%.  Nasdaq rules enable foreign private issuers, such as ourselves, to comply with the law of our jurisdiction of incorporation in place of certain Nasdaq listing requirement. A meeting adjourned for lack of quorum is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the meeting decides. At such reconvened meeting, the required quorum consists of any two shareholders present in person or by proxy.

Our Articles of Association enable our Board of Directors to fix a record date to allow us to determine the shareholders entitled to notice of, or to vote at, any general meeting of our shareholders. The record date may not be more than 40 days, or any longer period permitted under the Companies Law, nor less than 4 days before the date of the meeting. Each shareholder of record as of the record date determined by the Board of Directors may vote the shares then held by that shareholder unless all calls and other sums then payable by the shareholder in respect of its shares have not been paid.

Our articles of association contain certain provisions that may make it more difficult to acquire us, such as the ability of our board of directors to issue preference shares.

Limitation on Ownership of Securities

The ownership and voting of our ordinary shares by non-residents of Israel are not restricted in any way by our Articles of Association or by the laws of the State of Israel, except for shareholders who are subjects of countries which are enemies of the State of Israel.

Mergers and Acquisitions; Anti-takeover Provisions

The Companies Law includes provisions allowing corporate mergers. These provisions require that the board of directors of each company that is party to the merger approve the transaction. In addition, the shareholders of each company must approve the merger. Furthermore, Israeli tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. Our Articles of Association require approval of a merger or acquisition by a vote of the 75% of our Company's voting power, present and voting on the proposed merger at a shareholders` meeting. In determining whether the requisite majority has approved the merger, shares held by the other party to the merger or by any person holding at least 25% of such other party are excluded from the vote. The Companies Law does not require court approval of a merger other than in specified situations. However, upon the request of a creditor of either party to the proposed merger, a court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger to their creditors.

__57__

A merger may not be completed unless at least 30 days have passed from the date of approval of the merger by the shareholders of each of the merging companies and at least 50 days have passed from the time that a Merger Proposal (as defined in the Companies Law) has been filed with the Israeli Registrar of Companies.

The Companies Law also provides that the acquisition of shares in a public company on the open market (i.e., from other shareholders of the company) must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a 25% shareholder of the company. The rule does not apply if there already is another 25% shareholder of the company. Similarly, the law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a 45% shareholder of the company, unless there already is a 45% shareholder of the company.

If, following any acquisition of shares, the purchaser would hold 90% or more of the shares of the company, that acquisition must be made by means of a tender offer for all of the target company's shares. An acquirer who wishes to eliminate all minority shareholders must do so by means of a tender offer and acquire 95% of all shares not held by or for the benefit of the acquirer prior to the acquisition. However, in the event that the tender offer to acquire that 95% is not successful, the acquirer may not acquire tendered shares if by doing so the acquirer would own more than 90% of the shares of the target company.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution passed by a majority of the voting power of our company present, in person or by proxy, at a general meeting and voting on such change in the capital. In addition, certain transactions which have the effect of reducing capital, such as the declaration and payment of dividends under certain conditions and the issuance of shares for less than their nominal value, require a resolution of the Board of Directors and court approval.

Authorized But Unissued Shares

Our authorized but unissued ordinary shares are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

__58__

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations related to the ownership and disposition of the convertible notes and of the ordinary shares into which the convertible notes may be converted. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated under the Code, published rulings, and administrative and judicial interpretations of the Code, all as currently in effect and all of which are subject to change, possibly with retroactive effect. We have not requested a ruling from the IRS with respect to any of the U.S. federal income tax considerations regarding the ownership and disposition of the convertible notes and of the ordinary shares into which the convertible notes may be converted. As a result, the IRS could disagree with portions of this discussion.

This summary deals only with beneficial owners of convertible notes that will hold such convertible notes and the ordinary shares into which convertible notes may be converted as capital assets within the meaning of section 1221 of the Code. This summary does not discuss all of the tax considerations that may be relevant to holders of convertible notes or ordinary shares in light of their particular circumstances or to holders of convertible notes or ordinary shares that may be subject to special rules, such as financial institutions, "financial services entities," regulated investment companies, real estate investment trusts, holders subject to the alternative minimum tax, insurance companies, pension funds, tax-exempt organizations, grantor trusts, partnerships or other pass-through entities, dealers in securities or currencies, taxpayers who elect to mark to market their securities, persons holding convertible notes or ordinary shares as part of a hedging or constructive sale transaction, "straddle," conversion transaction or other integrated transaction, U.S. persons whose functional currency is not the United States dollar, holders who actually or constructively own ten percent or more of our stock, by vote, persons who acquire convertible notes or ordinary shares as compensation for services, or persons subject to tax pursuant to the provisions of United States tax law applicable to expatriates or former long-term residents of the United States. This summary addresses only U.S. federal income tax considerations and does not address any state, local or foreign tax considerations or tax considerations under U.S. federal estate or gift tax laws.

M-Systems Finance elected for U.S. federal income tax purposes to be treated as an entity which is disregarded and thus treated as a branch of its sole owner, M-Systems. Thus, for U.S. federal income tax purposes, M-Systems will be treated as the issuer of the convertible notes. M-Systems has covenanted in the indenture with respect to the convertible notes to maintain the status of M-Systems Finance, for U.S. federal income tax purposes, as a disregarded entity and thus as a branch of M-Systems so long as any convertible notes are outstanding.

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of convertible notes or ordinary shares that is, for U.S. federal income tax purposes:

● a citizen or individual resident of the United States;

● a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any political subdivision thereof;

● an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

● a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

For purposes of this summary, the term "Non-U.S. Holder" means an individual, corporation, estate or trust who is a beneficial owner of convertible notes or ordinary shares and is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds any convertible notes or ordinary shares, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partnership, or partner of a partnership, holding any convertible notes or ordinary shares, we suggest you consult your own tax advisor.

__59__

If you are considering purchasing convertible notes, you should consult your own tax advisors about the application of the U.S. federal income tax laws in light of your particular situation, as well as any tax considerations under other U.S. federal tax laws and the laws of any state, local or foreign jurisdiction.

U.S. Holders

Convertible Notes

Payment of Interest

Interest on a convertible note generally will be includable in the income of a U.S. Holder as ordinary interest income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. Such interest income generally will be treated as foreign-source income for U.S. foreign tax credit purposes. In computing the separate foreign tax credit limitations with respect to different categories of income, interest on the convertible notes generally should constitute "passive income," unless such interest is subject to withholding tax at a rate of 5% or more, in which case it will constitute "high withholding tax interest." U.S. Holders should note, however, that recently enacted legislation eliminates the "high withholding tax interest" category for taxable years beginning after December 31, 2006. Under the new legislation, the foreign tax credit limitation categories are limited to the "passive category income" and "general category income`` for taxable years beginning after December 31, 2006.

We may be required to pay additional amounts as a result of our failure to comply with certain of our obligations under the registration rights agreement or as a result of the imposition of withholding taxes on interest payments. See "Description of the Convertible Notes and the Guarantee." Although the matter is not free from doubt, we intend to treat the payment of the additional amounts as a "remote" or "incidental" contingency, thus resulting in such additional amounts being taxable as ordinary interest income at the time it is paid. It is possible, however, that the IRS may take a different position, in which case the timing, character and amount of income or gain may be different. U.S. Holders should consult their tax advisors concerning the treatment of any additional amounts paid by us in the event of our failure to comply with certain of our obligations under the registration rights agreement or in the event of the imposition of withholding taxes on interest payments.

Constructive Dividends

The conversion price of the convertible notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and applicable Treasury regulations, an adjustment to the conversion price, or a failure to adjust the conversion price, may result in a taxable constructive dividend to a U.S. Holder if, and to the extent that, such adjustment to the conversion price, or failure to adjust the conversion price, increases the proportionate interest of a U.S. Holder in our earnings and profits or assets, whether or not such U.S. Holder ever converts his, her or its convertible notes into ordinary shares. Any constructive distribution generally would be taxable to such U.S. Holder in the same manner as a U.S. Holder of our ordinary shares would be taxed upon receipt of an actual distribution. See "-Ordinary Shares-Dividend on Ordinary Shares." It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the 15% maximum rate applicable to qualified dividend income discussed below under ``-Ordinary Shares-Dividends on Ordinary Shares.``

Market Discount or Premium.

If a U.S. Holder purchases a convertible note at a price that is less than its stated principal amount then, subject to a de minimis exception, the convertible note will be deemed to carry "market discount."  Subject to a limited exception, these provisions generally require a U.S. Holder that acquires a convertible note having market discount to treat as ordinary income any gain recognized on the disposition of that convertible note to the extent of the accrued market discount on that convertible note at the time of maturity or disposition, unless the U.S. Holder elects to include such accrued market discount in income over the life of the convertible note.

__60__

This election to include market discount in income over the life of the convertible note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.  In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the convertible note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method.  If a constant yield election is made, it will apply only to the convertible note with respect to which it is made, any may not be revoked.  A U.S. Holder who acquires a convertible note at a market discount and does not elect to include accrued market discount in income over the life of the convertible note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the convertible note until maturity or until the convertible note is disposed of in a taxable transaction.

A U.S. Holder that purchases a convertible note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the convertible note`s maturity date under a constant yield method that reflects semiannual compounding based on the convertible note`s payment period.   Amortizable premium, however, will not include any premium attributable to a convertible note`s conversion feature.  The premium attributable to the conversion feature is the excess, if any, of the convertible note`s purchase price over what the convertible note`s fair market value would be if there were no conversion feature.  Amortizable Section 171 premium is treated as an offset to interest income on a convertible note and not as a separate deduction.  The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Disposition of Convertible Notes

Upon the sale, exchange or redemption of a convertible note (other than a non-taxable conversion into ordinary shares), a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on the sale, exchange or redemption (including the amount of any make-whole premium received) and such U.S. Holder's adjusted tax basis in such convertible note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid interest, which will be taxable as such unless previously taken into account. A U.S. Holder's adjusted tax basis in a convertible note generally will be the U.S. dollar value of the purchase price of such convertible note. Subject to the application of the passive foreign investment company rules discussed below, gain or loss recognized on the sale, exchange or redemption of a convertible note generally will be capital  gain or loss (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the convertible note but has not been included in income of the US holder) and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the convertible note was held for more than one year. Non-corporate U.S. Holders currently are subject to a maximum tax rate of 15% on long-term capital gains for taxable years beginning on or before December 31, 2008 and generally subject to a maximum capital gain rate of 20% thereafter. The deductibility of capital losses is subject to certain limitations. The gain realized by a U.S. Holder upon the sale, exchange or redemption of a convertible note generally will be treated as U.S.-source income for U.S. foreign tax credit purposes. The loss realized by a U.S. Holder on a sale, exchange or redemption of a convertible note also will be treated as U.S.-source, with specified exceptions relating to accrued but unpaid interest, offsetting positions and certain other situations.

Conversion of Convertible Notes

A U.S. Holder's conversion of a convertible note into ordinary shares will not be a taxable event, except that the receipt of cash in lieu of a fractional ordinary share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional ordinary share and the U.S. Holder's tax basis attributable to the fractional ordinary share) taxable as described above under "Disposition of Convertible Notes." Special rules apply if the convertible note has accrued market discount. The indenture provides that the ordinary shares issued upon conversion will be deemed to satisfy M-Systems Finance`s obligation to pay principal and accrued and unpaid interest on the convertible note.

__61__

The fair market value of any ordinary shares received with respect to accrued and unpaid interest will be taxable as interest income unless previously taken into account.

A U.S. Holder's tax basis in ordinary shares received upon a conversion of a convertible note will be the same as such U.S. Holder's tax basis in the convertible note at the time of conversion, reduced by any tax basis allocated to a fractional ordinary share. However, the tax basis of any ordinary shares received with respect to accrued and unpaid interest will be their fair market value. A U.S. Holder's holding period for the ordinary shares received upon a conversion of a convertible note will include such U.S. Holder's holding period for the convertible note, except that the holding period of any ordinary shares received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

    Ordinary Shares

Dividends on Ordinary Shares

Subject to the discussion below under "Passive Foreign Investment Company Status," a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's basis in the ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of ordinary shares. Such dividends generally will not qualify for the dividends received deduction generally available to corporations. The amount of any cash distribution in respect of ordinary shares paid in NIS will equal the U.S. dollar value of the distribution, calculated by reference to the "spot" exchange rate in effect on the date of receipt or deemed receipt of the distribution.

The maximum U.S. federal income tax rate on certain qualified dividends paid to non-corporate U.S. Holders through 2008 is currently 15% and subject to U.S. ordinary tax rates thereafter. This reduced rate generally will not apply, however, to dividends paid by us if we are treated as a passive foreign investment company in the year the dividends are paid or in the prior year or if certain holding period or other requirements are not met. See the discussion below under the heading "-Passive Foreign Investment Company (``PFIC``) Status." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax rate that will be applicable to their receipt of any dividends paid with respect to ordinary shares.

U.S. Holders will have the option of claiming the amount of any Israeli income taxes withheld on a dividend distribution either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld, but such amount may be claimed as a credit against the individual's U.S. federal income tax liability. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The limitations set out in the Code include, among others, rules which limit foreign tax credits allowable with respect to specific classes of income to the U.S. federal income taxes otherwise payable with respect to each such class of income. Distributions of current or accumulated earnings and profits will be foreign source passive income for U.S. foreign tax credit purposes; however, special rules will apply if we are a "United States-owned foreign corporation," which we may be. In that case, distributions of current or accumulated earnings and profits will be treated as U.S.-source and foreign-source income in proportion to our earnings and profits in the year of the distribution allocable to U.S. and foreign sources. We will be treated as a "United States-owned foreign corporation" as long as stock representing 50% or more of the voting power or value of our shares is owned, directly or indirectly, by United States persons. Israeli withholding taxes allocable to the portion of our distributions treated as from U.S. sources under these rules may not be creditable against a U.S. Holder's U.S. federal income tax liability on such portion.

Generally, the total amount of allowable foreign tax credits in any year cannot exceed the U.S. Holder's regular U.S. tax liability for the year attributable to foreign-source taxable income.

__62__

A U.S. Holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent such U.S. Holder has not held the ordinary shares for at least 16 days of the 31-day period beginning on the date which is 15 days before the ex-dividend date or to the extent such U.S. Holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Any days during which a U.S. Holder has substantially diminished its risk of loss on the ordinary shares are not counted toward meeting the 16 day holding period required by the Code.

In certain circumstances, the failure to adjust the conversion price under the indenture following certain distributions to the holders of our ordinary shares may result in a deemed distribution taxable to our shareholders that is taxable in the same manner as an actual distribution. See above discussion under "-U.S. Holders-Constructive Dividends."

Disposition of Ordinary Shares

The sale or exchange of ordinary shares generally will result in the recognition of capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or exchange and the U.S. Holder's tax basis in the ordinary shares. Subject to the application of the passive foreign investment company rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period of the ordinary shares exceeds one year at the time of the disposition. Individual U.S. Holders currently are subject to a maximum tax rate of 15% on long-term capital gain for taxable years beginning on or before December 31, 2008 and generally subject to a maximum capital gain rate of 20% thereafter. The deductibility of capital losses is subject to limitations. Gain or loss recognized by a U.S. Holder on a sale or exchange of ordinary shares generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. Under the income tax treaty between the United States and Israel (the "Tax Treaty"), gain derived from the sale, exchange or other disposition of ordinary shares by a holder who qualifies as a resident of the United States and is entitled to claim the benefits under the Tax Treaty, and who sells the ordinary shares within Israel, may be treated as foreign-source income for U.S. foreign tax credit purposes.

For information with respect to the applicability of Israeli capital gains taxes on the sale of ordinary shares by U.S. residents, see "Certain Material Israeli Tax Considerations-Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders."

Passive Foreign Investment Company ("PFIC") Status

We will be a PFIC for U.S. federal income tax purposes if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. Alternatively, we will be  considered to be a PFIC if at least 50% of our assets in a taxable year, averaged quarterly over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company treated as a corporation for U.S. federal income tax purposes, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. Passive income includes interests, dividends, royalties, rents and annuities, and amounts derived by the investment of funds raised in this and other offerings. If we were a PFIC, and a U.S. Holder did not make an election to treat us as a "qualified electing fund," or QEF (as described below):

● Excess distributions by us to a U.S. Holder would be taxed in a special way. "Excess distributions" are amounts received by a U.S. Holder with respect to our ordinary shares in any taxable year that exceed 125% of the average distributions received by such U.S. Holder from us in the shorter of either the three previous years or such U.S. Holder's holding period for ordinary shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. Holder has held our stock. A U.S. Holder must include amounts allocated to the current taxable year and any taxable period in the U.S. Holder's holding period before we were a PFIC which is after 1986 in its gross income as ordinary income for that year. A U.S. Holder must pay tax on amounts allocated to other prior taxable years at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

__63__

● The entire amount of gain that was realized by a U.S. Holder upon the sale or other disposition of ordinary shares will also be treated as an excess distribution and will be subject to tax as described above.

● A U.S. Holder's tax basis in our ordinary shares that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent's death but would instead be equal to the decedent's basis, if lower.

The special PFIC rules described above will not apply to a U.S. Holder if the U.S. Holder makes an election to treat us as a QEF in the first taxable year in which the U.S. Holder owns ordinary shares and if we comply with certain reporting requirements. Instead, a shareholder of a QEF is required for each taxable year to include in income a pro rata share of the ordinary earnings of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply U.S. Holders with the information needed to report income and gain pursuant to a QEF election in the event we are classified as a PFIC. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return or, if no federal income tax return is required to be filed, by filing such form with the IRS Service Center in Philadelphia, Pennsylvania. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

A U.S. Holder of PFIC stock which is "marketable stock" (e.g., regularly traded on NASDAQ) could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the holder's PFIC stock and the holder's adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

We do not believe that we were a PFIC in 2004 and do not anticipate being a PFIC in the future. Our belief is based in part, on our market capitalization and our plans for spending the proceeds from the offering of the convertible notes in March 2005  and future offerings. However, the tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Accordingly, there can be no assurance that we will not become a PFIC. If we determine that we have become a PFIC we will notify our U.S. Holders and provide them with the  information necessary to comply with the QEF rules. U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a QEF election. U.S. Holders are urged to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or QEF election with respect to our ordinary shares in the event that we qualify as a PFIC.

It is possible that the IRS may take the position that the conversion feature of the convertible notes is (or at some point has become in the hands of a U.S. Holder) an "option" to acquire ordinary shares for purposes of the PFIC rules. In that event, should we be a PFIC, gain recognized on the disposition of a convertible note would be subject to tax under the PFIC rules described above. A QEF or mark-to-market election is not available for an option to acquire PFIC shares.

Non-U.S. Holders

Except as described in "Information Reporting and Back-up Withholding" below, a Non-U.S. Holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of interest on convertible notes, dividends on ordinary shares, or the proceeds from the disposition of convertible notes or ordinary shares, unless:

__64__

● such item is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country which has a tax treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States; or

● in the case of gain from the disposition of convertible notes or ordinary shares, the Non-U.S. Holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

Income that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. Holder. In addition, if a corporate Non-U.S. Holder recognizes "effectively connected" income, such Non-U.S. Holder may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if such Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Back-up Withholding

U.S. Holders (other than exempt recipients such as corporations) generally are subject to information reporting requirements with respect to interest or dividends paid in the United States on convertible notes or ordinary shares, or the gross proceeds from disposing of convertible notes or ordinary shares. U.S. Holders are also generally subject to back-up withholding (currently 28%) on interest or dividends paid in the United States on convertible notes or ordinary shares, and on the gross proceeds from disposing of convertible notes or ordinary shares, unless the U.S. Holder provides an IRS Form W-9 or is otherwise exempt from back-up withholding.

Non-U.S. Holders generally are not subject to information reporting or back-up withholding with respect to interest or dividends paid on, or upon the disposition of, convertible notes or ordinary shares, provided that such non-U.S. Holder provides a taxpayer identification number, certifies to its foreign status, or is otherwise exempt from back-up withholding or information reporting.

The amount of any back-up withholding may be allowed as a credit against a holder's United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH HIS, HER OR ITS OWN TAX ADVISER REGARDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, HOLDING AND DISPOSING OF THE CONVERTIBLE NOTES AND ORDINARY SHARES.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following is a summary of material Israeli tax considerations relating to the purchase, ownership and disposition of the convertible notes and of the ordinary shares into which the convertible notes may be converted by persons who are not residents of the State of Israel. It is not, however, a complete analysis of all potential tax considerations that may be applicable to all potential investors.

If you are considering purchasing convertible notes, you should consult your own tax advisors about the application of Israeli tax laws to your particular situations, as well as any tax considerations under any non-Israeli taxing jurisdiction or under any applicable tax treaty.

__65__

Income Taxes on Interest Payable by M-Systems to Non-Israeli Residents

If M-Systems makes a payment of interest on the convertible notes under its guarantee to a non-Israeli resident, it will be required to withhold tax at the rate of 25%. The withholding rate may be reduced under an applicable tax treaty.

M-Systems and M-Systems Finance have agreed to pay certain additional, amounts in connection with withholding taxes or deductions that may be imposed by Israeli authorities. See ``Description of the Convertible Notes and the Guarantee-Additional Tax Amounts.``

Income Taxes on Dividends Distributed by M-Systems to Non-Israeli Residents

Dividends distributed by an Israeli company to non-Israeli residents are subject to a 25% tax to be withheld at source (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise under Israeli law), unless a different rate is provided in a treaty between Israel and the shareholder's country of residence.

Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the United States is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds more than 10% of the voting rights of M-Systems during our taxable year preceding the distribution of the dividend and the portion of our taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will be subject to a 15% dividend withholding tax; if the dividend is attributable partly to income attributable to an Approved Enterprise, and partly to income that is not attributable to an Approved Enterprise, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. The lower 12.5% rate applies only to dividends from income not derived from an Approved Enterprise in the applicable period and does not apply if the company has certain amounts of passive income. The withheld tax is the final tax in Israel on dividends paid to nonresidents who do not conduct a business in Israel.

A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Capital Gains Applicable to Non-Israeli Shareholders

Israeli law generally imposes capital gains tax on the sale of securities and any other capital asset at rates of up to 25%.

Under existing Israeli law, non-residents of Israel who do not maintain a permanent establishment within Israel are exempt from Israeli capital gains on the sale of our ordinary shares. In addition, the U.S.-Israel Tax Treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company, and who held an interest of less than 10% during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale.

General Corporate Tax Structure

Generally, Israeli companies are subject to corporate tax on taxable income. The corporate tax rate was reduced in July 2004, from 36% to 35% for the 2004 tax year, 34% for the 2005 tax year, 32% for the 2006 tax year and 30% for the 2007 tax year and thereafter. Some of our income is attributable to an Approved Enterprise under Israeli law, and is therefore subject to reduced tax rates.

__66__

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following general summary is based upon the tax laws of the Cayman Islands as in effect on the date of this prospectus and is subject to any change that may come into effect after that date. You are advised to consult your own tax advisers as to the tax consequences, under the tax laws of the country of which you are resident, of a purchase of convertible notes, including, without limitation, the consequences of receipt of interest and sale, redemption or conversion of the convertible notes.

The Government of the Cayman Islands, will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon M-Systems Finance or the holders of convertible notes. The Cayman Islands are not party to any double taxation treaties.

M-Systems Finance has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from 29 March 2005, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to M-Systems Finance or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, notes or other obligations of M-Systems Finance or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by M-Systems Finance to its members or a payment of principal or interest or other sums due under a note or other obligation of M-Systems Finance.

__67__

SELLING SECURITYHOLDERS

The convertible notes were originally issued by us and sold to Citigroup Global Markets Inc., CIBC World Markets Corp., C.E. Unterberg, Towbin, Thomas Weisel Partners LLC and WR Hambrecht + Co, LLC, to whom we refer to elsewhere in this prospectus as the "initial purchasers," in transactions exempt from the registration requirements of the Securities Act. The initial purchasers resold the convertible notes to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the convertible notes and ordinary shares issuable upon conversion of the convertible notes.

We agreed with the initial purchasers to file the registration statement of which this prospectus forms a part to register the resale of the convertible notes and the sale of the ordinary shares issuable upon conversion of the convertible notes. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the convertible notes and the ordinary shares issuable upon conversion of the convertible notes no longer qualify as "registrable securities" under our registration rights agreement.

 Set forth below, among other things, is the name and address of each selling securityholder, the principal amount of the convertible notes beneficially owned by and that may be offered by such selling securityholder pursuant to this prospectus and the number of ordinary shares into which the convertible notes owned by such selling securityholder are convertible, each to the extent known to us as of the date of this prospectus and based upon information provided to us by the selling securityholders. Each of the selling securityholders set forth below has represented to us that it purchased its "registrable securities" for its own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. Each selling securityholder that is a broker-dealer or an affiliate of a broker-dealer has represented to us that (i) it did not acquire its "registrable securities" as transaction-based compensation for investment banking or similar services, (ii) it has acquired the convertible notes in the ordinary course of business and (iii) at the time of the purchase of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes it had no agreements or understandings, directly or indirectly, with any person to distribute the convertible notes and the ordinary shares issuable upon conversion of the convertible notes. In addition, unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

Any or all of the convertible notes or ordinary shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of convertible notes or ordinary shares that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their convertible notes or ordinary shares since the date on which the information regarding their convertible notes and ordinary shares was provided, in transactions exempt from the registration requirements of the Securities Act.

__68__

Name and Address of Selling Securityholder	Aggregate Principal Amount of Convertible Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Convertible Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Convertible Notes Beneficially Owned if All Convertible Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Convertible Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold
BNP Paribas Equity Strategies, SNC Dawn K. Papciak 555 Croton Rd, 4th Floor King of Prussia, PA 19406 (4)	$ 2,220,000	2.96%	-	77,995	*	0	-
Calamos Growth & Income Fund - Calamos Investment Trust 1111 East Warrenville Road Naperville, IL 60563 (5)	$ 7,450,000	9.93%	-	261,739	*	0	-
Calamos Growth & Income Portfolio - Calamos Advisors Trust 1111 East Warrenville Road Naperville, IL 60563 (5)	$ 50,000	0.07%	-	1,757	*	0	-
Citigroup Global Markets, Inc. 390 Greenwich St., 3rd Floor New York, NY 10013 (6)	$ 4,000,000	5.33%	-	140,531	*	0	-
CNH CA Master Account LP c/o AQR Capital Management LLC Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830 (7)	$ 1,000,000	1.33%	-	35,133	*	0	-
CooperNeff Convertible Strategies (Cayman) Master Fund LP c/o BNP Paribas Securities Corp Dawn K. Papciak 555 Croton Rd, 4th Floor King of Prussia, PA 19406 (4)	$ 800,000	1.07%	-	28,106	*	0	-

__69__

Drawbridge Global Macro Master Fund Ltd. 1251 Avenue of the Americas, 16th Fl New York, NY 10020 (8)	$ 3,500,000	4.67%	-	122,965	*	0	-
Fore Convertible Master Fund Ltd. c/o Fore Research & Management LP 280 Park Avenue, 43rd Floor New York, NY 10017 (9)	$ 5,000,000	6.67%	-	175,664	*	0	-
Fore Erisa Fund Ltd. c/o Fore Research & Management LP 280 Park Avenue, 43rd Floor New York, NY 10017 (9)	$ 500,000	0.67%	-	17,566	*	0	-
Fore Multi Strategy Master Fund Ltd. c/o Fore Research & Management LP 280 Park Avenue, 43rd Floor New York, NY 10017 (9)	$ 500,000	0.67%	-	17,566	*	0	-
Grace Convertible Arbitrage Fund, Ltd. 1560 Sherman Avenue, Suite 900, Evanston, IL 60201 (10)	$ 3,000,000	4.00%	-	105,398	*	0	-
Guggenheim Portfolio Company VIII (Cayman) c/o Fore Research & Management LP 280 Park Avenue, 43rd Floor New York, NY 10017 (11)	$ 500,000	0.67%	-	17,566	*	0	-
Highbridge International LLC Jim Jordan-c/o HCM 9 West 57th St. New York, NY 10019 (12)	$ 6,000,000	8.00%	-	210,797	*	0	-

__70__

Lyxor/Convertible Arbitrage Fund Limited c/o BNP Paribas Securities Corp Dawn K. Papciak 555 Croton Rd, 4th Floor King of Prussia, PA 19406 (4)	$ 352,000	0.47%	-	12,367	*	0	-
Ramius Master Fund Ltd. 666 Third Avenue, 26th Floor New York, NY 10017 (13)	$ 1,000,000	1.33%	-	35,133	*	0	-
RCG Latitude Master Fund Ltd. c/o Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017 (13)	$ 700,000	0.93%	-	24,593	*	0	-
Singlehedge US Convertible Arbitrage Fund c/o BNP Paribas Securities Corp Dawn K. Papciak 555 Croton Rd, 4th Floor King of Prussia, PA 19406 (4)	$ 244,000	0.33%	-	8,572	*	0	-
Sturgeon Ltd. Washington Mall - Phase I Church St., 3rd Floor Hamilton, HM11 Bermuda (4)	$ 384,000	0.51%	-	13,491	*	0	-
Tugar Capital LP c/o Tugar Capital Management LP 1601 Elm St., Suite 4000 Dallas, Tx 75201 (14)	$ 2,000,000	2.67%	-	70,266	*	0	-
Vicis Capital Master Fund c/o Vicis Capital LLC 25 East 78th St. New York, NY (15)	$ 6,000,000	8.00%	-	210,797	*	0	-

__71__

Xavex Convertible Arbitrage 5 Fund c/o Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017 (13)	$ 300,000	0.40%	-	10,540	*	0	-
Kamuntins Street Master Fund Ltd. 140 East 45th Street, 15th Floor New York, NY 10017 (16)	$ 4,500,000	6.00%	-	158,100	*	0	-
D. E. Shaw Valence Portfolios L.L.C. (17)	$ 2,700,000	3.60%	-	94,860	*	0	-
D. E. Shaw Investment Group, L.L.C. (17)	$ 300,000	0.40%	-	10,540	*	0	-
Lord Abbot Investment Trust (18)	$ 700,000	0.93%	-	24,593	*	0	-
Intl. Truck & Engine Corp. Non Contributory Retirement Plan Trust (18)	$ 200,000	0.27%	-	7,027	*	0	-
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee`s Trust (18)	$ 340,000	0.45%	-	11,945	*	0	-
KeySpan Insurance Company (18)	$ 20,000	0.027%	-	703	*	0	-
Vermont Mutual Insurance Company (18)	$ 40,000	0.054%	-	1,406	*	0	-
Commissioners of the Land Office (18)	$ 230,000	0.31%	-	8,080	*	0	-
City of Shreveport (LA) Employees Retirement System (18)	$ 40,000	0.054%	-	1,406	*	0	-
Wachovia Bank, NA, as Trustee for the SCI Cemetary Merchandise Common Trust (18)	$ 20,000	0.027%	-	703	*	0	-
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund (18)	$ 5,000	0.0067%	-	176	*	0	-

__72__

Pension Hospitalization Benefit Plan of the Electrical Ind Plan (18)	$ 140,000	0.187%	-	4,918	*	0	-
NFS - SCI Funeral and Merchandise Fixed Common Trust (18)	$ 35,000	0.047%	-	1,230	*	0	-
Total Fina Elf Finance USA, Inc. (18)	$ 65,000	0.087%	-	2,283	*	0	-
B. C. McCabe Foundation (18)	$ 30,000	0.04%	-	1,054	*	0	-
National Fuel & Gas Company Retirement Plan (18)	$ 120,000	0.16%	-	4,216	*	0	-
KeySpan Foundation (18)	$ 15,000	0.02%	-	527	*	0	-
Sphinx Convertible Arbitrage (Clinton) Segregation Portfolio (19)	$ 650,000	0.87%	-	18,501	*	0	-
Clinton Multistrategy Master Fund, Ltd. (19)	$ 2,350,000	3.13%	-	66,889	*	0	-
Additional Selling Securityholders that may be identified in one or more amendments hereto	$ 17,000,000			617,261

*        Less than 1%.

(1) Assumes $75,000,000 aggregate principal amount of convertible notes outstanding.

(2)        Assumes conversion of all of the holder`s convertible notes at a conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes. This conversion rate will be subject to adjustment as described under "Description of Convertible Notes-Conversion Rights." As a result, the number of ordinary shares issuable upon conversion of the convertible notes may increase or decrease in the future.

(3)        Includes ordinary shares issuable upon conversion of the convertible notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 36,105,102 ordinary shares outstanding as of June 30, 2005.

(4)        Christian Menestrier, Chief Executive Officer of CooperNeff Advisors, Inc., has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(5) Nick Calamos has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.
(6) Citigroup Global Markets, Inc. is a wholly owned subsidiary of Citigroup Inc., a publicly held company whose shares of common stock are listed for trading on the New York Stock Exchange.

(7)        CNH Partners LLC has voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.  The investment principles of CNH Partners LLC are Robert Krail, Mark Mitchell and Todd Pulvino, who exercise the foregoing voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(8)        Kevin Treacy, Chief Financial Officer of Drawbridge Global Macro Master Fund Ltd., has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(9) David Egglisman has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

__73__

(10) Bradford Whitmore and Michael Brailn have voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.
(11) Matthew Li has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(12)      HighBridge Capital Management, LLC ("HighBridge") is the trading manager of HighBridge International LLC ("HIC") and has voting and dispositive power over securities held by HCC. Glenn Dubin and Henry Swieca control HighBridge and exercise the foregoing voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.  Each of HighBridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(13) Alex Adair has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(14)     Ken Tananbaum is the sole shareholder of Tugar Management Inc., the general partner of Tugar Capital Management LP, and has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(15)      Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Sky Lucas and Shad Stastney control Vicis Capital LLC and exercise the voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof. Each of Messrs. Succo, Lucas and Stastney disclaims beneficial ownership of the convertible notes and the ordinary shares issuable upon conversion thereof.

(16) Allan Teh has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(17)   The address of both selling securityholders is c/o Morgan Stanley Prime Brokerage, 120 West 45th Street, 39th Floor, New York, NY 10036.  D. E. Shaw & Co. L.P., as either managing member or investment adviser, has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof, on behalf of the selling securityholder.

(18)  The address of all of these selling securityholders is c/o Shane Magoon, Lord Abbett, 90 Hudson Street, Jersey City, NJ 07302.  Maren Lindstrom has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

(19) The address of these selling securityholders is c/o Clinton Group, Inc., 9 West 57th Street, 26th Floor, New York, NY 10019.  Michael Vacca has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof.

PLAN OF DISTRIBUTION

The convertible notes and our ordinary shares are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus.  Additional holders of convertible notes may be included in the registration statement of which this prospectus forms a part only pursuant to a post-effective amendment of such registration statement to be filed by us. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the convertible notes and the ordinary shares covered by this prospectus, as further described under "Expenses of the Issue."

We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the convertible notes and ordinary shares beneficially owned by them and offered hereby from time to time on any exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, through the writing of options or issuance of derivative securities (whether the options or such other derivative securities are listed on an options or other exchange or otherwise), through the settlement of short sales, or any combination of the foregoing. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the convertible notes or the ordinary shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the convertible notes and the ordinary shares for whom they may act as agent.

__74__

The aggregate proceeds to the selling securityholders from the sale of the convertible notes or ordinary shares will be the purchase price of such convertible notes or ordinary shares less discounts and commissions, if any. We will not receive any of the proceeds from the offering of the convertible notes or the ordinary shares by the selling securityholders.

The convertible notes and the ordinary shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes or otherwise, the selling securityholders may (a) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging positions they assume, (b) sell such securities short and deliver such securities to close out short positions, (c) loan or pledge such securities to broker-dealers or other financial institutions that in turn may sell such securities, (d) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of such securities, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (e) enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

It is possible that selling securityholders may decide not to sell any or all of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes offered by them pursuant to this prospectus. In addition, the selling securityholders may transfer, devise or gift the convertible notes and the ordinary shares issuable upon conversion of the convertible notes by other means not described in this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Selling securityholders and underwriters, broker-dealers or agents who participate in distribution of securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Citigroup Global Markets Inc. has informed us that it is a broker-dealer, and therefore is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act.  Each of BNP Paribas Equity Strategies, SNC, Guggenheim Portfolio Company VIII (Cayman), Ramius Master Fund Ltd., RCG Latitude Master Fund Ltd., D. E. Shaw Valence Portfolios L.L.C. and D. E. Shaw Investment Group L.L.C. has informed us that it is affiliated with a broker-dealer; however, each of them has informed us that (i) it did not acquire its "registrable securities" as transaction-based compensation for investment banking or similar services, (ii) it has purchased the convertible notes in the ordinary course of business, and (iii) at the time of its purchase of the convertible notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the convertible notes and the ordinary shares issuable upon conversion of the convertible notes. Any profits on the sale of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes by selling securityholders that are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders that are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

__75__

The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes to engage in market-making activities with respect to the particular convertible notes and the ordinary shares issuable upon conversion of the convertible notes being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes and the ability of any person or entity to engage in market-making activities with respect to the convertible notes and the ordinary shares issuable upon conversion of the convertible notes.

We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (a) the sale pursuant to the registration statement or public sale pursuant to Rule 144 under the Securities Act (or any successor thereto) of all of the convertible notes and all of our ordinary shares issuable upon conversion of the convertible notes, (b) the date when the holders of the convertible notes and the ordinary shares issuable upon conversion of the convertible notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise, (c) the second anniversary of the latest issuance of the convertible notes and (d) the date on which all of the convertible notes and ordinary shares issuable upon conversion of the convertible notes cease to be outstanding.

At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

Our ordinary shares are traded on the Nasdaq National Market under the symbol "FLSH". We do not intend to list the convertible notes on any securities exchange. Accordingly, no assurance can be given as to the development of any active or liquid trading market for the convertible notes.

Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus forms a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contributions in connection with these liabilities.

EXPENSES OF THE ISSUE

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the convertible notes and ordinary shares issuable upon conversion of the convertible notes to the public, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants and one counsel to the selling securityholders, but not commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $1,158,828.

The selling securityholders will pay any commissions, fees and discounts of underwriters, brokers, dealers and agents and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them for brokerage, accounting, tax or legal services or other expenses incurred by them in disposing of the convertible notes or the ordinary shares issuable upon conversion of the convertible notes.

__76__

The following table sets forth the various expenses expected to be incurred by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee.

Amount

SEC registration fee	$$8,828
Legal fees and expenses	850,000
Trustee and transfer agent fees	14,000
Accounting fees and expenses	135,000
Printing, EDGAR formatting and mailing expenses	51,000
Miscellaneous expenses	100,000
Total	$1,158,828

LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters with respect to Israeli law will be passed upon for us by our Israeli counsel, Meitar Liquornik Geva & Leshem Brandwein. A member of Meitar Liquornik Geva & Leshem Brandwein holds options to acquire 5,000 of our ordinary shares. Certain legal matters with respect to Cayman Islands law will be passed upon for us by Maples and Calder.  Certain legal matters with respect to New York law will be passed upon for us by Weil, Gotshal & Manges LLP.

EXPERTS

The consolidated financial statements of M-Systems Flash Disk Pioneers Ltd. appearing in M-Systems Flash Disk Pioneers Ltd.`s Annual Report (Form 20-F) for the year ended December 31, 2004 have been audited by Kost, Forer, Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global as set forth in their report thereon included therein, and incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel. All of the directors and officers of M-Systems reside outside of the United States. Service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of the assets of M-Systems are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non-civil matters, enforceable if it finds that:

1.   the judgment was rendered by a court which was, according to Israeli law, competent to render it;

2.   the judgment is no longer appealable;

3.   the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.   the judgment can be executed in the state in which it was given.

__77__

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.    the judgment was obtained by fraud;

2.   there was no due process;

3.   the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

4.   the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.   at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact that can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel.

Similarly, the directors of M-Systems Finance reside outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of the assets of M-Systems Finance are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or to enforce against M-Systems Finance or such persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Cayman Islands do not currently have a treaty between them providing for reciprocal recognition and enforcement of judgments in civil and commercial matters.  Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Cayman Islands.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Cayman Islands, that party may submit to the Cayman Islands court the final judgment that has been rendered in the United States. Since the laws of the State of New York have been chosen to govern the convertible notes, M-Systems Finance has submitted to the jurisdiction of the State or federal courts sitting in the State of New York in connection with disputes relating to the convertible notes. The holders, by acquiring the convertible notes, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Cayman Islands, and such courts would grant a judgment that would be enforceable in the Cayman Islands generally, without any re-examination of the merits of the original judgment where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

__78__

WHERE YOU CAN FIND MORE INFORMATION

M-Systems is subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, M-Systems files with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. M-System also furnishes reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information.

You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.m-systems.com. Our website does not form part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus. The documents we incorporate by reference are:

● M-Systems` Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the SEC on May 27, 2005,

● the tables set forth in M-Systems` report on Form 6-K/A filed with the SEC on July 20, 2005, and

● the description of M-Systems` ordinary shares contained in M-Systems` Registration Statement on Form 8-A filed with the SEC on January 29, 1993, including any amendment or report filed for the purpose of updating this description.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold) if we identify in the report that it is being incorporated by reference into this prospectus.

You may request a copy of the incorporated materials at no cost by contacting M-Systems at 7 Atir Yeda Street, Kfar Saba, Israel 44425; Attention: General Counsel, or by calling M-Systems by telephone at +972-9-764-5000 and requesting the General Counsel.

The information we incorporate by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

__79__

M-SYSTEMS FINANCE INC.

$75,000,000

1.0% Convertible Senior Notes due 2035

M-SYSTEMS FLASH DISK PIONEERS LTD.

2,634,960 ordinary shares issuable upon conversion of the convertible notes

PROSPECTUS

__80__